UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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INTEL CORPORATION

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INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(408) 765-8080

April 4, 2012

Dear Stockholder:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2012 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Thursday, May 17, 2012. You may attend and participate in the annual meeting via the Internet at www.intc.com where you will be able to vote and submit questions during the meeting. Stockholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting. Stockholders also may attend the meeting in person at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, California 95054. Only stockholders showing proof of ownership will be allowed to attend the meeting in person.

We also are pleased to furnish proxy materials to stockholders primarily over the Internet. On April 4, 2012, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at www.intc.com/annuals.cfm.

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy card or voting instruction card. We encourage you to vote promptly, even if you plan to attend the annual meeting.

Sincerely yours,

Jane E. Shaw

Chairman of the Board

INTEL CORPORATION

NOTICE OF 2012 ANNUAL STOCKHOLDERS’ MEETING

Time and Date	8:30 a.m. Pacific Time on Thursday, May 17, 2012

Attend via Internet or	Attend the annual meeting online, including voting and submitting questions, at www.intc.com
In Person	Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

Record Date	March 19, 2012

ANNUAL MEETING AGENDA AND VOTING

Proposal	Voting Recommendation of the Board

Management proposals

1. Election of the 10 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE

2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year	FOR

3. Advisory vote to approve executive compensation	FOR

Stockholder proposal

4. Whether to hold an advisory vote on political contributions	AGAINST

How to Vote:	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•

Your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented at the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “Additional Meeting Information” on page 61 of this proxy statement for further information.

ATTENDING THE ANNUAL MEETING

Attending and participating via the Internet

•	www.intc.com; we encourage you to access the meeting online prior to its start time.

•	Webcast starts at 8:30 a.m. Pacific Time.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.intc.com.

•	Stockholders may vote and submit questions while attending the meeting on the Internet.

•	Webcast replay is available until December 29, 2012.

Attending in person

•	Doors open at 8:00 a.m. Pacific Time.

•	Meeting starts at 8:30 a.m. Pacific Time.

•	Proof of Intel Corporation stock ownership and photo identification will be required to attend the annual meeting.

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

•	Security measures may include bag search, metal detector, and hand-wand search. The use of cameras is not allowed.

Anyone can view the annual meeting live via the Internet at www.intc.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2012 Annual Stockholders’ Meeting and Proxy Statement, and the 2011 Annual Report and Form 10-K, are available at www.intc.com/annuals.cfm

2012 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Board Nominees

Name	Age	Director Since	Occupation	Indepen- dent	Committee Memberships
					AC	CC	GNC	CmC	EC	FC
Charlene Barshefsky	61	2004	Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP	✓				✓		C
Andy D. Bryant	61	2011	Vice Chairman of the Board of Directors, Intel Corporation
Susan L. Decker	49	2006	Principal, Deck3 Ventures LLC	✓	C					✓
John J. Donahoe	51	2009	President and CEO, eBay Inc.	✓		✓	✓
Reed E. Hundt	64	2001	Principal, REH Advisors, LLC	✓	✓			✓		✓
Paul S. Otellini	61	2002	President and CEO, Intel Corporation						✓
James D. Plummer	67	2005	Professor, Stanford University	✓	✓					✓
David S. Pottruck	63	1998	Chairman and CEO, Red Eagle Ventures, Inc.	✓		C			✓
Frank D. Yeary	48	2009	Vice Chancellor, University of California, Berkeley	✓	✓			C		✓
David B. Yoffie	57	1989	Professor, Harvard Business School	✓		✓	C

C Committee Chair	CmC Compliance Committee
AC Audit Committee	EC Executive Committee
CC Compensation Committee	FC Finance Committee
GNC Corporate Governance and Nominating Committee

Company Performance During 2011

2011 was our most profitable year, with record revenue, operating income, net income, and earnings per share. Revenue of $54.0 billion was up $10.4 billion, or 24%, from a year ago. 2011 was our second year in a row with revenue growing more than 20%. Our strong financial performance during 2011 has allowed us to make significant investments in our business, including our people, as well as increase the return of cash to our stockholders through common stock repurchases and dividends. During 2011, we repurchased $14.1 billion of common stock through our common stock repurchase program and increased the quarterly dividend per share by 16% in the third quarter, returning $4.1 billion to stockholders through dividends.

	2011 ($ in millions, except per share amounts)	2010 ($ in millions, except per share amounts)	Change (%)
Net Revenue	53,999	43,623	24
Net Income (GAAP)[1]	12,942	11,464	13
Net Income (non-GAAP)[2]	13,692	11,518	19
Stock Price (high and low)[3]	25.66/19.19	24.22/17.67	n/a
Stock Price per Share as of Fiscal Year-End	24.25	20.84	16

[1]	Net income (GAAP) results are based on U.S. generally accepted accounting principles (GAAP).

[2]

Net income (non-GAAP) results in the table above exclude certain acquisition accounting impacts and expenses related to acquisitions and the related income tax effects of these charges. In 2011, we completed the acquisitions of McAfee, Inc. and the Wireless Solutions business of Infineon Technologies AG (which operates as Intel Mobile Communications), contributing approximately $3.6 billion to our revenue growth. Net income (non-GAAP) for 2010 was presented in the 2011 proxy statement as $11,672 million, which only excluded certain charges recorded in the fourth quarter of 2010, primarily due to a design issue with the Intel® 6 Series Express Chipset family (formerly code named Cougar Point) and the related tax impacts of those charges.

[3]	For 2011, based on a 53-week closing-price high and low; and for 2010, based on a 52-week closing-price high and low.

During 2011, we also achieved the following operational milestones, showcasing our innovation and manufacturing leadership:

•	Inspired a new generation of PCs, based on our platforms for Ultrabook™ systems;

•	Reinvented the transistor with the introduction of our three-dimensional Tri-Gate process technology;

•	Realized 22-nanometer (nm) production yield and cost objectives for products formerly code named Ivy Bridge;

•	Broke ground on the world’s first 14-nm fabrication facility in Arizona;

•	Commenced volume shipments of our 2nd generation Intel® Core™ processor family products; and

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Closed two major acquisitions, McAfee and the Wireless Solutions business of Infineon, which added approximately $3.6 billion in revenue and extended our strategic capabilities into the areas of security and connectivity.

Corporate Governance Highlights

Our Board of Directors is committed to being a leader on corporate governance matters. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. Among the matters in which the Board is actively engaged are business strategy, risk oversight, succession planning, and corporate responsibility and environmental stewardship. The Board has maintained a general policy since the company began operations that the positions of Chairman of the Board and Chief Executive Officer (CEO) should be held by separate persons as an aid in the Board’s oversight of management. In recent years, an independent director has served as either Lead Director or Chairman of the Board. In addition:

•	Only independent directors serve on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee;

•	All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2011; and

•	All directors are in compliance with our director stock ownership guidelines.

Executive Compensation Highlights

Intel is committed to paying for performance. We provide a majority of compensation through programs in which the amounts ultimately received vary to reflect our performance. Our executive compensation programs evolve and are adjusted over time to support Intel’s business goals and to promote both near- and long-term profitable growth of the company.

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The majority of cash compensation is paid under our annual incentive cash plan based on relative and absolute financial performance, company performance relative to operational goals, and individual performance. Under this program, cash compensation reflects near-term (annual) business performance.

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Equity awards, consisting of variable performance-based outperformance stock units, restricted stock units, and stock options, are used to align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on total stockholder return (TSR). Equity awards generally become fully vested between three and five years after the grant date, so that compensation realized under them reflects the long-term performance of the company’s stock.

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In setting executive officer compensation, the Compensation Committee evaluates individual performance reviews of the executive officers and compensation of a “peer” group consisting of 15 technology companies and 10 other large companies.

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Total compensation for each executive officer varies with Intel’s performance in achieving financial and non-financial objectives, and with individual performance. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

For 2011, the Compensation Committee adjusted two aspects of Intel’s executive compensation program based on reviews of our executive compensation philosophy and programs that were conducted in 2010 by two external consultants.

•

First, for executive officers other than the CEO, we reallocated cash compensation between base salary and annual incentive cash target amounts to ensure that both remain competitive with the external market while continuing to provide the proper performance incentives. To accomplish this goal, we increased base salaries and reduced annual incentive cash targets such that total annual cash compensation, based on representative payouts over the last two years, would remain approximately the same.

•	Second, we simplified the equity-based compensation program, moving from two restricted stock unit programs and two stock option programs, each with unique sets of terms and conditions, to one program for each.

Our executive officers’ 2011 compensation also reflects adjustments arising from our normal annual process of assessing pay competitiveness.

The following table shows the total direct compensation awarded by the Compensation Committee to our listed officers in 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total Direct Compensation ($)
Paul S. Otellini	2011	1,100,000	6,429,500	34,000	7,331,100	1,802,800	16,697,400
President and CEO	2010	1,000,000	6,790,000	30,400	6,236,800	1,082,200	15,139,400
Stacy J. Smith	2011	635,000	1,386,000	12,400	3,251,200	799,500	6,084,100
Senior Vice President and Chief Financial Officer	2010	475,000	1,575,000	10,400	2,281,700	816,200	5,158,300
Andy D. Bryant	2011	760,000	1,912,000	15,400	3,251,200	799,500	6,738,100
Vice Chairman of the Board	2010	520,000	2,292,300	12,800	4,601,800	744,600	8,171,500
David Perlmutter	2011	670,000	1,401,500	12,200	3,251,200	799,500	6,134,400
Executive Vice President and General Manager, Intel Architecture Group, and Chief Product Officer	2010	506,200	1,837,000	11,200	3,002,300	1,182,900	6,539,600

A. Douglas Melamed	2011	645,000	1,540,700	13,300	2,486,200	611,400	5,296,600
Senior Vice President and General Counsel	2010	600,000	1,887,500	12,600	2,342,200	496,400	5,338,700

For 2011, our net income and operational performance resulted in an annual incentive cash payout at 117% of target. Year-over-year changes in salary, target annual incentive, and equity award levels reflect the reallocation, individual performance, and competitive market adjustments described above.

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2012 Annual Stockholders’ Meeting and any postponement or adjournment of the meeting for the matters set forth in “Annual Meeting Agenda and Voting.” We made this proxy statement available to stockholders beginning on April 4, 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the 10 persons listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and two Intel officers: Paul S. Otellini, our CEO, and Andy D. Bryant, who currently serves as Vice Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. In July 2011, the Board appointed Mr. Bryant as a director and Vice Chairman of the Board, and increased the size of the Board to 11. Dr. Jane E. Shaw will retire from the Board as of the 2012 Annual Stockholders’ Meeting, at which time the size of the Board will be reduced to 10, and Mr. Bryant will become Chairman of the Board.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting, or until his or her successor, if any, is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Name	Position with the Company	Age as of the Record Date	Intel Board Member Since
Charlene Barshefsky	Director	61	2004
Andy D. Bryant	Director, Vice Chairman of the Board (Chairman-designate)	61	2011
Susan L. Decker	Director	49	2006
John J. Donahoe	Director	51	2009
Reed E. Hundt	Director	64	2001
Paul S. Otellini	Director, President, and Chief Executive Officer	61	2002
James D. Plummer	Director	67	2005
David S. Pottruck	Director	63	1998
Frank D. Yeary	Director	48	2009
David B. Yoffie	Director	57	1989

Director Skills, Experience, and Background

Intel is a large technology company that operates on a global scale and includes research, manufacturing, and marketing functions. We operate in markets characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. In addition to assessing nominees’ skills and experience, the Board annually evaluates factors including independence, gender and ethnic diversity, and age. The committee and the Board review and assess the effectiveness of their practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of skills, experience, and background of the Board as a whole and determining whether to add to the Board a director with a certain type of background, experience, personal characteristics, or skills to advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s activities.

We believe that our business accomplishments are a direct result of the efforts of our employees around the world, and that a diverse employee population results in a better understanding of our customers’ needs. Our success with a diverse workforce informs our views about the value of a board of directors that has persons of diverse skills, experiences, and backgrounds. Intel’s commitment to diversity is reflected on our Diversity web site at www.intel.com/content/www/us/en/company-overview/diversity-at-intel.html; in our Corporate Responsibility Report under “Social Factors,” found at www.intel.com/go/responsibility; and in our Corporate Governance Guidelines, found at www.intel.com/go/governance.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

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Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience was developed at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

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Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

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Business Development and Mergers and Acquisitions (M&A) Experience. Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “make versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

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Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Intel’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

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Industry and Technical Expertise. Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

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Government Expertise. Directors who have served in government positions can provide experience and insight into working constructively with governments around the world and addressing significant public policy issues, particularly in areas related to Intel’s business and operations, and support for science, technology, engineering, and mathematics education.

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Global / International Expertise. Because we are a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, and with a majority of our revenue coming from sales outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

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Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of Intel’s legal and regulatory compliance, and engagement with regulatory authorities.

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Ambassador Charlene Barshefsky has been a director of Intel since 2004 and a Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP, a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, chief trade negotiator, and principal trade policy maker for the

United States and a member of the President’s cabinet from 1997 to 2001. Ambassador Barshefsky is also a director of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide.

Ambassador Barshefsky brings to the Board significant international experience acquired prior to, during, and after her tenure as a United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated on an international scale in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm also brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

Andy D. Bryant has been a director and Vice Chairman of the Board of Directors of Intel since 2011. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987, he was promoted to Director of Finance, and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became Chief Financial Officer (CFO) in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear and McKesson Corporation.

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. Mr. Bryant has been responsible for manufacturing, human resources, information technology, and finance. Mr. Bryant has regularly attended Intel Board meetings for over 20 years as CFO and CAO and has direct experience as a board member through his service on other public company boards.

Susan L. Decker has been a director of Intel since 2006. She has been a Principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009, and was an Entrepreneur-in-Residence at Harvard Business School in Cambridge, Massachusetts from 2009 to 2010, where she was involved in case development activities and helped develop and teach the Silicon Valley Immersion Program for Harvard Business School. Ms. Decker served as President of Yahoo! Inc., a global Internet company in Sunnyvale, California, from 2007 to 2009; Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc. from 2006 to 2007; and Executive Vice President of Finance and Administration, and CFO of Yahoo! Inc. from 2000 to 2007. Prior to joining Yahoo!, Ms. Decker was with the Donaldson, Lufkin & Jenrette investment banking firm for 14 years, most recently as the global director of equity research. Ms. Decker is also a member of the Berkshire Hathaway Inc. and Costco Wholesale Corporation boards of directors, and a trustee of Save the Children.

Ms. Decker’s experience as president of a global Internet company provides expertise in corporate leadership, financial management, and Internet technology. In her role as a CFO, Ms. Decker was responsible for finance, human resources, legal, and investor relations functions, and she played a significant role in developing business strategy, which experience supports the Board’s efforts in overseeing and advising on strategy and financial matters. Ms. Decker also provides brand marketing experience from her role as senior executive of Yahoo!’s Advertiser and Publisher Group. In addition, Ms. Decker’s 14 years as a financial analyst, service on audit committees of other public companies, and past service on the Financial Accounting Standards Advisory Council for a four-year term from 2000 to 2004 enable her to offer valuable perspectives on Intel’s corporate planning, budgeting, and financial reporting. As a director for other multinational companies, Ms. Decker also provides cross-board experience.

John J. Donahoe has been a director of Intel since 2009 and President and CEO of eBay Inc., a global online marketplace in San Jose, California, since 2008. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, and was responsible for eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenue. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director for Bain & Company, a global management consulting firm based in Boston,

Massachusetts, from 2000 to 2005, where he oversaw Bain’s 30 offices and 3,000 employees. In addition to serving on eBay’s board of directors, Mr. Donahoe is on the board of trustees of Dartmouth College.

Mr. Donahoe brings senior leadership, strategic, and global expertise to the Board from his current position as CEO of a major Internet company and his prior work as a management consultant and leader of a global business consulting firm. In his role at eBay, Mr. Donahoe oversaw a number of strategic acquisitions, bringing business development and M&A experience to the Board. Mr. Donahoe also provides technical and brand marketing expertise from his role as a leader of global e-commerce businesses.

Reed E. Hundt has been a director of Intel since 2001, a principal of REH Advisors LLC, a strategic advice firm in Washington, D.C., since 2009, and the CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., from 1998 to 2009, and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C., from 1998 to 2009. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins, an international law firm, in the firm’s Los Angeles, California and Washington, D.C. offices. Mr. Hundt is currently a senior advisor to Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm. Within the past five years, Mr. Hundt has served as a member of the boards of directors of Infinera Corporation and Data Domain, Inc.

As an independent advisor to a worldwide management consulting firm and an investor in telecommunications companies on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, opening markets in 69 countries to competition and reducing barriers to foreign investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight with regard to the company’s legal and compliance matters, and his board service with numerous other companies, including on their audit committees, provides cross-board experience and financial expertise. His work with a number of ventures involved in the area of sustainable energy and the environment provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

Paul S. Otellini has been a director of Intel since 2002 and President and CEO since 2005. Mr. Otellini has been with Intel since 1974 and also served as Intel’s Chief Operating Officer (COO) from 2002 to 2005; Executive Vice President and General Manager, Intel Architecture Group, from 1998 to 2002; and Executive Vice President and General Manager, Sales and Marketing Group, from 1996 to 1998. Mr. Otellini is a member of the board of directors of Google Inc.

As our CEO and a senior executive officer with over 35 years of service with Intel, Mr. Otellini brings to the Board significant senior leadership, sales and marketing, industry, technical, and global experience as well as a unique perspective of the company. As CEO, Mr. Otellini has direct responsibility for Intel’s strategy and operations. Mr. Otellini’s service on the board of Google enables him to offer cross-board and industry expertise related to governance of a major global Internet company.

James D. Plummer has been a director of Intel since 2005 and a Professor of Electrical Engineering at Stanford University in Stanford, California since 1978, and the Dean of the School of Engineering since 1999. Dr. Plummer received his PhD degree in Electrical Engineering from Stanford University. Dr. Plummer has published over 400 papers on silicon devices and technology, has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer is a member of the boards of directors of Cadence Design Systems, Inc. and International Rectifier Corporation. Within the past five years, Dr. Plummer has served as a member of the board of directors of Leadis Technology, Inc.

As a scholar and educator in the field of integrated circuits, Dr. Plummer brings to the Board industry and technical experience directly related to our company’s semiconductor research and development, and manufacturing. Dr. Plummer’s board service with other public companies, including on their audit committees, provides cross-board experience and financial expertise.

David S. Pottruck has been a director of Intel since 1998 and Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San

Francisco, California, since 2005. Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth management company in Chicago, Illinois, since 2009; advisory board member of the University of Pennsylvania Wharton School of Business in Philadelphia, Pennsylvania since 2005; and advisory board member of PwC—Diamond Advisory Services, a consulting firm, since 2004. Mr. Pottruck teaches in the MBA and Executive Education programs of the Wharton School of Business of the University of Pennsylvania, and has held adjunct faculty positions at five universities. In 2004, Mr. Pottruck resigned from the Charles Schwab Corporation after a 20-year career that included service as President, CEO, and a member of the board. Mr. Pottruck also serves on the boards of numerous private companies.

As the Chairman and CEO of a private equity firm, and as former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, business development, and brand management expertise.

Frank D. Yeary has been a director of Intel since 2009 and Vice Chancellor of the University of California, Berkeley since 2008, where he led and implemented major strategic and financial changes to the university’s financial strategy, and from 2010 to 2011 served as interim Chief Administrative Officer, managing a complex portfolio of financial and operational responsibilities and departments. Prior to returning to his alma mater in 2008, Mr. Yeary spent nearly 25 years in the financial industry, most recently as Managing Director, Global Head of Mergers and Acquisitions and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary is a trustee of the boards of New York Public Radio, the Head-Royce School, and the University of California, Berkeley Foundation.

Having an extensive career in investment banking and finance, Mr. Yeary brings to the Board significant strategy, M&A, and financial experience related to the business and financial issues facing large corporations. Mr. Yeary also provides strategic and financial expertise from his role as Vice Chancellor of a large public research university.

David B. Yoffie has been a director of Intel since 1989 and a professor at Harvard University’s Graduate School of Business Administration in Boston, Massachusetts since 1981. Dr. Yoffie has also served as Harvard University’s Senior Associate Dean and Chair of Executive Education since 2006. He received a PhD from Stanford, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, and chaired Harvard’s Young Presidents’ Organization program from 2004 to 2012. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Financial Engines, Inc. and TiVo, Inc., and during the past five years he has served as a member of the board of directors of Charles Schwab Corporation. Dr. Yoffie is also on the board of the U.S. National Bureau of Economic Research.

As a scholar and educator in the field of international business administration, Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition. Dr. Yoffie’s board service with other public companies also provides cross-board experience. As our longest serving director, Dr. Yoffie provides unique insights and perspectives on Intel’s development and strategic direction.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each of its Board meetings, the Board held sessions for the independent directors to meet without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have access to our employees outside of Board meetings. Board members are encouraged and expected to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

Board Leadership Structure. The Board has a general policy that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. This policy is in the Board’s published Guidelines on Significant Corporate Governance Issues, and has been in effect since the company began operations. Typically, the Chairman has served as a full-time executive officer. Dr. Craig R. Barrett, a former CEO, served as a full-time executive officer in his position as Chairman from 2005 until 2009, when he retired from Intel. Prior to that, Andy Grove served as Chairman from 1997 until 2005. In May 2009, the Board elected Dr. Jane Shaw, an independent director, as Chairman. As noted above, the Board determined to elect Mr. Andy Bryant to the Board and to serve as Chairman following Dr. Shaw’s retirement at the time of the 2012 Annual Stockholders’ Meeting.

The election of Mr. Bryant follows a long corporate practice of senior officer and Board succession planning in which the Board seeks to identify a person with the particular skills and experience considered most appropriate at the time. The Board determined that it and the company can benefit through Mr. Bryant’s extensive experience with Intel that includes 13 years of service as our CFO, and more recently as the senior executive responsible for the Technology and Manufacturing Group, Information Technology, Human Resources, and Finance.

The Board has selected Ms. Decker to serve as Lead Director following the retirement of the independent Chairman at the annual meeting. The duties and responsibilities of the Lead Director,

which are set forth in our Bylaws and Corporate Governance Guidelines, will include:

•	calling and presiding at meetings of the independent and non-employee directors of the Board of Directors and, in the absence of the Chairman, presiding at meetings of the Board;

•	approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

•	serving as principal liaison between the non-employee directors and the Chairman; and

•	approving the retention of advisors and consultants who report directly to the Board.

The Board will continue periodically to assess its leadership structure and the potential advantages of having an independent Chairman.

The Board’s Role in Risk Oversight at Intel

One of the Board’s functions is oversight of risk management at Intel. “Risk” is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

Risk Assessment Processes. Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting, the Compliance Committee oversees issues related to significant pending and threatened litigation, the Finance Committee oversees issues related to the company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company. The full Board also receives specific reports on enterprise risk management in which the identification and control of risk are the primary topics of the discussion.

Risk Assessment in Compensation Programs. We annually assess the company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Intel management assessed the company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Intel; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for succession with respect to the position of CEO and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has short-term contingency plans in place for emergency and ordinary-course contingencies, such as the departure, death, or disability of the CEO or other executive officers.

As part of the CEO succession planning process, the CEO and the Board have created a statement of “core capabilities” that the Board seeks in a CEO succession candidate, addressing the areas of strategy, leadership, and execution. The CEO also oversees development of a similar statement of “core capabilities” for other executive officer positions. These statements are reviewed and revised on a periodic basis to take into account the evolution of Intel’s long-term business strategy. These lists of capabilities serve as a basis for identifying and conducting assessments of the skills and development of potential internal candidates for the CEO and other executive officer positions.

Periodically during the year, the CEO and the Director of Human Resources discuss with the full Board a variety of workforce and management succession topics, including, for example, worldwide workforce demographics, hiring programs, workforce retention, CEO succession candidates,

“next-generation” leadership development, non-U.S. leadership development, and external hiring initiatives for senior positions. The Board’s periodic reviews of the CEO succession planning process include a review of specific individuals identified as active CEO succession candidates, and each of those individuals is reviewed with respect to progress in current job position and progress toward meeting defined development goals in strategy, leadership, and execution. The company’s senior leaders are similarly responsible for working on “next generation” leadership development through the identification of personnel deemed important to Intel; identifying the skills and capabilities of future leaders; assessing the individuals against leadership capabilities; identifying skills and experience gaps and development needs; sponsoring internal candidate development; and identifying important external-hire needs.

Officers regularly attend Board meetings to present information on our business and strategy. The Board and individual directors meet with, advise, and assist CEO succession candidates and become familiar with other senior and “next generation” leaders through these meetings and other processes. Our officers work with a leadership consulting firm to receive input on personal, interpersonal, and organizational issues that contribute to leadership development. Our directors are expected to become sufficiently familiar with Intel’s executive officers to be able to provide perspective on the experience, capabilities, and performance of potential CEO candidates. Each of the CEO succession candidates has one or more designated Board mentors for advice and development purposes, and Board meetings are planned to specifically include presentations and attendance by active succession candidates and other senior leaders in the company.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-officer directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Yeary, and Dr. Yoffie. Because Mr. Otellini and Mr. Bryant are employed by Intel, they do not qualify as independent.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever was greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC) providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and may not be affiliates of the company.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2009 between Intel and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to Intel and a family member of, or entity with a known connection to, a director were presented to the Board for consideration.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on all of the foregoing, as required by the NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the directors’ independence. The Board’s independence determinations included reviewing the following transactions.

Ambassador Barshefsky is a partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP. Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation related to our payments to this firm. Intel’s payments to this firm for professional services represented less than 3% of the firm’s revenue in 2011, less than 5% of the firm’s revenue in 2010, and less than 2.5% of the firm’s revenue in 2009. Ambassador Barshefsky’s husband is an officer of American Honda Motor Co., Inc. (which is wholly owned by Honda Motor Co., Ltd.). Intel and the Intel Foundation purchased commercial paper issued by Honda Finance Corp., a subsidiary of Honda Motor Co., Ltd., in routine open market transactions in 2011, 2010, and 2009.

Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Yeary, Dr. Yoffie, or one of their immediate family members have each served as a trustee, director, employee, or advisory board member for one or more colleges or universities. Intel has a variety of dealings with these institutions in the ordinary course of business, including: sponsored research and technology licenses; charitable contributions (matching and discretionary); fellowships and scholarships; facility, engineering, and equipment fees; and payments for training, event hosting, and organizational participation or membership dues. Payments to each of these institutions (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 1% of that institution’s annual revenue in each of the last three years.

With the exception of Mr. Donahoe, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie, each of our non-employee directors is, or was during the previous three fiscal years, a non-management director of another company that did business with Intel at some time during those years. These relationships were ordinary course dealings as a supplier or purchaser of goods or services, licensing or research arrangements, or commercial paper or similar financing arrangements in which Intel or the Intel Foundation participated as a creditor.

Director Attendance

The Board held seven meetings in 2011. We expect each director to attend every meeting of the Board and the committees on which he or she serves, as well as the annual stockholders’ meeting. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2011 (held during the period that the director served). Nine directors attended our 2011 Annual Stockholders’ Meeting.

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any committee of the Board in writing to the attention of our Corporate Secretary at the address set forth in “Other Matters; Communicating with Us.” This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at his discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines

Intel has long maintained a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee oversees and annually reviews the Guidelines and any recommendations for amendments. The Board oversees administration and interpretation of, and compliance with, the Guidelines, and may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

We have posted the Guidelines on our web site at www.intel.com/go/governance. Among other matters, the Guidelines include the following items concerning the Board:

•	Independent directors may not stand for re-election after age 72.

•

Directors are limited to service on four public company boards, including Intel’s but excluding not-for-profit and mutual fund boards. If the director serves as an active CEO of a public company, the director is limited to service on three public company boards, including Intel’s.

•	The CEO reports at least semiannually to the Board on succession planning and management development.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•

The Board will obtain stockholder approval before adopting any “poison pill.” If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months from the date that the Board adopts the poison pill. If Intel’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy that the company will not issue shares of preferred stock to prevent an unsolicited merger or acquisition.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board has, and appoints the members of, standing Audit, Compensation, Compliance, Corporate Governance and Nominating, Executive, and Finance Committees. The Board has determined that each member of the Audit, Compensation, Compliance, Corporate Governance and Nominating, and Finance Committees is an independent director in accordance with NASDAQ standards.

Each of the Board committees has a written charter approved by the Board, and we post each charter on our web site at www.intc.com/corp_docs.cfm. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Corporate Governance and Nominating	Compliance	Executive	Finance
Charlene Barshefsky				✓		Chair
Andy D. Bryant[1]
Susan L. Decker	Chair					✓
John J. Donahoe		✓	✓
Reed E. Hundt	✓			✓		✓
Paul S. Otellini					✓
James D. Plummer	✓					✓
David S. Pottruck		Chair			✓
Jane E. Shaw			✓		Chair
Frank D. Yeary	✓			Chair		✓
David B. Yoffie		✓	Chair
Number of Committee Meetings Held in 2011	8	5	4	4	0	2

[1]	Mr. Bryant joined the Board on July 26, 2011. Upon becoming Chairman of the Board, he will also become Chair of the Executive Committee.

Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that Ms. Decker and Mr. Yeary each qualifies as an “audit committee financial expert” under SEC rules and that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our equity plans, including reviewing and granting equity awards to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board and to management related to employee compensation and benefit plans, making recommendations to the Board on stockholder proposals related to compensation matters, and administering the employee stock purchase plan.

The Compensation Committee is responsible for determining executive compensation, and the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to one or more members of the Board the authority to review and grant stock-based compensation to employees other than executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC. Farient Advisors provides input, analysis, and advice to the Compensation Committee with respect to Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total), design of compensation elements, overall equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient Advisors reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Farient Advisors did not perform work for Intel other than that which was pursuant to its engagement by the Compensation Committee.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and his review of compensation data gathered from compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, and stakeholder issues. The committee also annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, makes recommendations to the Board regarding proposed revisions to the Guidelines and committee charters, reviews the policy related to the implementation of a poison pill, and makes recommendations to the Board regarding the size and composition of the Board and its committees. In addition, the committee reviews all stockholder proposals, makes recommendations to the Board for action on such proposals, and reviews and makes recommendations to the Board concerning compensation for our non-employee directors.

The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates.

In seeking and evaluating director candidates, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it may be desirable to add to the Board a director with a certain type of background, experience, personal characteristics, or skills. In connection with this process, the committee seeks input from Intel’s head of Global Diversity and Inclusion. Board members typically suggest candidates for nomination to the Board. The committee also considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to suggest a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in “Other Matters; Communicating with Us.”

Compliance Committee. The Compliance Committee, as directed by the Board, oversees Intel’s policies, programs, and procedures with regard to significant pending and threatened litigation, and reviews our implementation of legal obligations arising from judgments, settlement agreements, and other similar obligations that bear upon the company’s effective conduct of business in a legal and ethical manner.

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions. The Finance Committee appoints the members of, and oversees, the Retirement Plans Investment Policy Committee, which sets the investment policy and chooses investment managers for our U.S. retirement plans. Mr. Pottruck is chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation, with the majority of compensation being provided in the form of equity-based compensation. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, Corporate Secretary, and Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisors, experts, and others to assist the committee. During 2011, the committee did not use an outside advisor to aid in setting director compensation.

To assist the committee in its annual review of director compensation, Intel’s Compensation and Benefits Group provides director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its peer group for determining director compensation. The director peer group is the same as the peer group used to set executive compensation and consists of 15 technology companies and 10 companies within the Standard & Poor’s S&P 100* Index (S&P 100), described in detail below under “Compensation Discussion and Analysis; 2011 External Competitive Considerations.” The committee targets cash and equity compensation at the average of the peer group.

For 2011, non-employee director annual compensation remained at the levels established during 2010. Compensation for the non-executive Chairman of the Board consists of the following elements:

•	cash retainer of $275,000;

•	performance-based stock units referred to as outperformance stock units (OSUs) with a targeted grant date fair value of approximately $187,500; and

•	restricted stock units (RSUs) with a targeted grant date fair value of approximately $187,500.

Compensation for all other non-employee directors consists of the following elements:

•	cash retainer of $75,000;

•	OSUs with a targeted grant date fair value of approximately $102,500;

•	RSUs with a targeted grant date fair value of approximately $102,500;

•	Audit Committee chair fee of $20,000;

•	all other committee chair fees of $10,000 per committee; and

•	non-chair Audit Committee member fee of $10,000.

Intel does not pay its management directors for Board service in addition to their regular employee compensation. After Mr. Bryant becomes Chairman of the Board, he will continue to participate in the compensation programs utilized for other full-time executive officers, and his compensation will be determined by the Board’s Compensation Committee.

The following table details the compensation of Intel’s non-employee directors for the year ended December 31, 2011.

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation[2] ($)	Total ($)
Charlene Barshefsky[3]	85,000	197,200	—	—	282,200
Susan L. Decker	95,000	197,200	—	5,100	297,300
John J. Donahoe[4]	—	308,600	—	—	308,600
Reed E. Hundt	85,000	197,200	—	—	282,200
James D. Plummer	85,000	197,200	—	5,000	287,200
David S. Pottruck	95,000	197,200	—	—	292,200
Jane E. Shaw	285,000	360,700	5,000	—	650,700
Frank D. Yeary	95,000	197,200	—	—	292,200
David B. Yoffie	85,000	197,200	47,000	5,000	334,200
Total	910,000	2,049,700	52,000	15,100	3,026,800

[1]

Consists of OSUs and RSUs valued at grant date fair values. Assumptions used in determining the grant date fair value of RSUs included an assumed risk-free rate of return of 0.4% and a dividend yield of 3.6%. Assumptions used in determining the grant date fair value of OSUs were volatility of 26.15%, risk-free rate of return of 0.6%, and a dividend yield of 3.6%. For additional information, see “Equity Awards” below.

[2]	Intel Foundation made matching charitable contributions on behalf of Ms. Decker ($5,100), Dr. Plummer ($5,000), and Dr. Yoffie ($5,000).

[3]	Ambassador Barshefsky elected to participate in the Cash Deferral Election, whereby she elected to defer her cash compensation until her retirement from the Board.

[4]

Includes 3,475 RSUs granted to Mr. Donahoe in lieu of his annual cash retainer and Audit Committee member fees for the second half of 2010, and his annual cash retainer for the first half of 2011. This also includes 1,735 RSUs granted as part of a special grant to ensure that Mr. Donahoe received a total of 20,000 RSUs granted to the other non-employee members of the Board (excluding Dr. Shaw) in 2010. Mr. Donahoe received only 18,265 of the total 20,000 RSUs granted in 2010 because the terms of the 2006 Equity Incentive Plan then in effect limited equity grants to non-employee directors to 30,000 shares per director per year.

Fees Earned or Paid in Cash. The following table provides a breakdown of cash fees earned, without taking into account any election to defer or receive equity in lieu of cash. As noted above, for 2011 Mr. Donahoe elected to receive his fees earned in the form of RSUs.

Name	Annual Retainers ($)	Committee Chair Fees ($)		Audit Committee Member Fees ($)	Total ($)
Charlene Barshefsky	75,000	10,000		—	85,000
Susan L. Decker	75,000	20,000		—	95,000
John J. Donahoe	75,000	—		—	75,000
Reed E. Hundt	75,000	—		10,000	85,000
James D. Plummer	75,000	—		10,000	85,000
David S. Pottruck	75,000	20,000	(1)	—	95,000
Jane E. Shaw	275,000	10,000		—	285,000
Frank D. Yeary	75,000	10,000		10,000	95,000
David B. Yoffie	75,000	10,000		—	85,000

[1]	Includes a $10,000 committee chair fee for Mr. Pottruck’s service as chairman of the Retirement Plans Investment Policy Committee.

Under the “RSU in Lieu of Cash Election” program, directors can elect annually to receive all of their cash compensation in the form of RSUs. This election must be either 100% or 0%, and must be made in the tax year prior to earning compensation. The Board grants RSUs elected in lieu of cash in two installments: one in the year in which the cash fees otherwise would be paid, and the second in the following year. RSUs elected in lieu of cash have the same vesting terms as the annual RSU grant to directors. Under this program, Mr. Donahoe was granted 3,475 RSUs in 2011 resulting from his elections under this program with respect to his 2010 and 2011 fees.

Equity Awards. In accordance with Intel’s 2006 Equity Incentive Plan, equity awards granted to non-employee directors may not exceed 100,000 shares per director per year. The current practice is to grant each non-employee director OSUs and RSUs each July with a market value on the grant date of approximately $205,000. Grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2011 table above differs from this amount due to changes in the fair value of such awards between the approval date and the grant date of the awards.

Outperformance stock units (OSUs): OSUs granted to directors in 2011 (2011 Director OSUs) have a three-year cliff-vesting schedule, meaning that 100% of the grant vests on the 36th-month anniversary of the date the award is granted. On July 22, 2011, Intel granted each independent director 3,104 of 2011 Director OSUs. The Board awarded Dr. Shaw an additional 2,574 of 2011 Director OSUs for her service as Chairman of the Board. The grant date fair value of each OSU was $32.87. If a director retires from the Board and is 72 years of age or has at least seven years of service on Intel’s Board before the end of the performance period, he or she will not forfeit granted but unvested awards. The

2011 Director OSUs convert to shares on the regular settlement dates (no accelerated payout). The number of shares of Intel common stock that a director receives from this grant will range from 50% to 200% of the target amount. As part of the OSU program, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out in the form of additional shares. For more information on OSUs, see “Compensation Discussion and Analysis; OSU Awards” below.

Restricted stock units (RSUs): RSUs vest in equal annual installments over a three-year period from the grant date. On July 22, 2011, Intel granted each independent director 4,455 RSUs. The Board awarded Dr. Shaw an additional 3,690 RSUs for her service as Chairman of the Board. The grant date fair value of each RSU was $21.37. Vesting of all shares accelerates upon retirement from the Board if a director is 72 years of age or has at least seven years of service on Intel’s Board. Directors do not receive dividend equivalents on unvested RSUs.

The following table provides information on the outstanding equity awards held by the non-employee directors at fiscal year-end 2011, with OSUs shown at their target amount. Market value for stock units (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($24.25 on December 30, 2011). In 2006, Intel began granting RSUs instead of stock options to non-employee directors. In 2009, Intel began granting OSUs to non-employee directors in addition to RSUs. All of the stock options in the following table are fully vested. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year and the option exercise price, and multiplying it by the number of stock options.

Outstanding Equity Awards for Directors at Fiscal Year-End 2011

	Stock Options		Stock Units
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Market Value of Unexercised Options ($)	Number of Restricted Stock Units That Have Not Vested[1] (#)	Market Value of Restricted Stock Units That Have Not Vested[2] ($)	Number of Outperformance Stock Units That Have Not Vested[3] (#)	Market Value of Unconverted Outperformance Stock Units That Have Not Vested ($)
Charlene Barshefsky	24,000	—	23,225	563,200	9,684	234,800
Susan L. Decker	—	—	22,540	546,600	9,684	234,800
John J. Donahoe	—	—	30,625	742,700	9,684	234,800
Reed E. Hundt	49,000	82,800	22,540	546,600	9,684	234,800
James D. Plummer	15,000	—	22,540	546,600	9,684	234,800
David S. Pottruck	49,000	82,800	22,540	546,600	9,684	234,800
Jane E. Shaw	49,000	82,800	15,853	384,400	15,558	377,300
Frank D. Yeary	—	—	23,569	571,500	9,684	234,800
David B. Yoffie	34,000	—	22,540	546,600	9,684	234,800

[1]	Vested RSUs that would have settled if they had not been part of the deferral election program are excluded from this column.

[2]	The market value of vested RSUs that would have settled if they had not been part of the deferral election program is excluded from this column.

[3]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period will range between 33% and 200% of that target amount for OSUs granted prior to 2011; and between 50% and 200% for the OSUs granted in 2011, depending on Intel’s TSR performance versus the TSR performance of a group of companies over the applicable three-year performance period. In addition, dividend equivalents will be paid out on the final shares earned and vested in the form of additional shares.

Director Stock Ownership Guidelines. The Board’s stock ownership guidelines for non-employee directors require that each director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, non-employee directors must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs, unvested RSUs, and unexercised stock options do not count toward this requirement. As of December 31, 2011, each director nominated for election at the annual meeting had satisfied these ownership guidelines.

Deferred Compensation. Intel has a deferred compensation plan that allows non-employee directors to defer their cash and equity compensation. The Cash Deferral Election allows participants to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this option. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. Ambassador Barshefsky chose the Cash Deferral Election with respect to her 2011 fees. The RSU Deferral Election allows directors to defer the settlement of their vested RSUs until termination of service. This election must be either 100% or 0% and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Mr. Donahoe and Dr. Shaw participated in the RSU Deferral Election program for the awards granted in 2011.

Retirement. In 1998, the Board ended its retirement program for independent directors. Dr. Shaw and Dr. Yoffie, who were serving at that time, were vested with the number of years served. They will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board. The payments will continue for the lesser of the number of years served as a non-employee director through 1998 or the life of the director. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2011 table represent the actuarial increase in pension value accrued under this program. Dr. Shaw is credited with five years of service, and Dr. Yoffie is credited with nine years of service. Assumptions used in determining these increases include a discount rate of 5.1%, a retirement age of 65 or current age if older, the RP2000 Mortality table projected to 2011, and an annual benefit amount of $75,000.

Equipment. Intel gives each director a notebook computer for his or her personal use and offers each director the use of other equipment employing Intel technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for 50% matching of funds of up to $10,000 per director per year, which is the same limit for employees generally.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons who are not included in one of the above categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2011, there were no related-person transactions under the relevant standards.

Code of Conduct

It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest and how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. We have posted our Code of Conduct on our web site at www.intel.com/go/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by one holder of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 24, 2012, except for information on the greater than 5% stockholder. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 24, 2012” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 24, 2012 (which are shown in the columns to the right). Our listed officers are the CEO, CFO, and three other most highly compensated executive officers in a particular year. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 24, 2012		Percent of Class	Number of Shares Subject to Options Exercisable as of February 24, 2012 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 24, 2012
BlackRock, Inc.	267,873,158	(1)	5.337	—	—
Paul S. Otellini, Director, President, and Chief Executive Officer	6,390,717	(2)	**	5,433,252	75,237
Andy D. Bryant, Director and Vice Chairman of the Board	2,293,858	(3)	**	1,975,759	23,952
David Perlmutter, Executive Vice President and General Manager, Intel Architecture Group, and Chief Product Officer	1,302,820		**	1,138,559	19,786
Stacy J. Smith, Senior Vice President and Chief Financial Officer	227,068		**	162,762	17,411
A. Douglas Melamed, Senior Vice President and General Counsel	144,945		**	96,935	6,889
Jane E. Shaw, Director and Chairman of the Board	247,071	(4)(5)	**	49,000	—
David B. Yoffie, Director	210,240	(6)	**	34,000	—
David S. Pottruck, Director	104,323	(7)	**	49,000	—
Reed E. Hundt, Director	86,335		**	34,000	—
Charlene Barshefsky, Director	74,822	(8)(9)	**	24,000	—
James D. Plummer, Director	42,835	(10)	**	15,000	—
Frank D. Yeary, Director	29,520		**	—	1,029
Susan L. Decker, Director	27,370		**	—	—
John J. Donahoe, Director	16,027	(11)	**	—	1,029
All directors and executive officers as a group (18 individuals)	12,914,131		**	10,276,382	202,789

**	Less than 1%.

[1]

As of December 30, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. BlackRock, Inc.’s business address is 40 East 52nd St., New York, NY 10022.

[2]

Includes 1,550 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares, and 470,866 shares held by a trust for which Mr. Otellini shares voting and investment power.

[3]	Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

[4]	Includes 33,030 shares held by a family trust for which Dr. Shaw shares voting and investment power.

[5]	Includes 20,571 deferred but vested RSUs held by Dr. Shaw.

[6]	Includes 164,176 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.

[7]

Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.

[8]	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.

[9]	Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky.

[10]	Includes 27,835 shares held by a family trust for which Dr. Plummer shares voting and investment power.

[11]	Includes 14,998 deferred but vested RSUs held by Mr. Donahoe. Also includes 1,029 RSUs vesting within 60 days of February 24, 2012 under the RSU Deferral Election program.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young.

In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2010, and the concurring/reviewing partner for our audit was changed in 2009. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules. The Audit Committee also considers that Intel, its business partners, and affiliated entities require global, standardized, and well-coordinated services, not only for audit purposes, but for various other non-audit services that could not be provided by an independent auditor, such as valuation support, IT consulting, and payroll services. A change in our independent auditor would force the replacement of one or more of the multinational service providers that perform non-audit services for Intel and could be significantly disruptive to our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2011. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Ernst & Young LLP’s Audit Fees for 2011 and 2010

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2011 and 2010. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2011 Fees ($)	2010 Fees ($)
Audit Services	18,259,000	13,666,000
Audit-Related Services	903,000	771,000
Tax Services	2,341,000	162,000
All Other Services	—	—
Total	21,503,000	14,599,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents. This category also includes fees for an Ernst & Young online accounting research service. The increase in audit fees from 2010 to 2011 is primarily due to the post-acquisition inclusion of McAfee and the Wireless Solutions business of Infineon.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category include audits of Intel employee benefit plans, agreed-upon procedures for a research and development grant program, a third-party vendor audit related to relocation services, and consulting on internal controls.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing. The increase in fees for tax services from 2010 to 2011 is primarily due to the acquisition of McAfee; this was a general continuation of tax services provided by Ernst & Young to McAfee since before McAfee’s acquisition by Intel.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the current year.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related, for example, to the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Intel’s internal control over financial reporting as of December 31, 2011, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated

Framework.” The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 31, 2011, which Intel filed with the SEC on February 23, 2012.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2011 with management and Ernst & Young, management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and Ernst & Young represented that its presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee

Susan L. Decker, Chairman

Reed E. Hundt

James D. Plummer

Frank D. Yeary

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Intel has provided stockholders with an advisory vote on executive compensation since 2009, and beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for U.S. public companies under federal law. In addition, at Intel’s 2011 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement for Intel’s 2012 Annual Stockholders’ Meeting.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of Intel’s stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

While this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results, and if those results reflect any broadly held issues or concerns, we will consult directly with stockholders to better understand their views.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2013.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs, and discusses the compensation earned by Intel’s listed officers (the CEO, CFO, and three other most highly compensated executive officers in a particular year) as presented in the tables below under “Executive Compensation.” For 2011, our listed officers were:

•	Paul S. Otellini, President and CEO

•	Stacy J. Smith, Senior Vice President and CFO

•	Andy D. Bryant, Vice Chairman of the Board of Directors

•	David Perlmutter, Executive Vice President and General Manager, Intel Architecture Group, and Chief Product Officer

•	A. Douglas Melamed, Senior Vice President and General Counsel

Executive Summary

Intel has a long-standing commitment to pay for performance that we implement by providing a majority of compensation through programs in which the amounts ultimately received vary to reflect our performance. Our executive compensation programs evolve and are adjusted over time to support Intel’s business goals and to promote both the near- and long-term profitable growth of the company. Total compensation for each executive officer varies with Intel’s performance in achieving financial and non-financial objectives and with individual performance. The majority of cash compensation consists of payments under our annual incentive cash plan which are based on absolute and relative financial performance, company performance relative to operational goals, and individual performance. Equity-based compensation, consisting of variable performance-based outperformance stock units (OSUs), restricted stock units (RSUs), and stock options, is used to align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on total stockholder return (TSR). In setting executive officer compensation, the Compensation Committee reviews compensation of a peer group consisting of 15 technology companies (the technology peer group) and 10 other companies in the S&P 100. In evaluating Intel’s financial performance and TSR for the company’s performance-based executive compensation programs, those programs compare Intel’s performance to that of either the technology peer group or a market comparator group consisting of the technology peer group and the companies other than Intel that are included in the S&P 100.

For 2011, the Compensation Committee adjusted two aspects of Intel’s executive compensation program based on reviews of our executive compensation philosophy and programs that were conducted in 2010 by two external consultants. First, we reallocated cash compensation between base salary and annual incentive cash target amounts to ensure that both remain competitive with the external market while continuing to provide the proper performance incentives. Second, we simplified the equity-based compensation program, moving from two RSU programs and two stock option programs, each with unique sets of terms and conditions, to one program for each. In addition, we granted performance-based OSUs designed to reward TSR that outperforms that of Intel’s technology peer group. These adjustments were intended to simplify the design and increase the effectiveness of our compensation programs while maintaining the total levels of compensation in the aggregate. In addition to making these adjustments, the Compensation Committee adjusted the amounts of compensation to reflect our normal annual process of assessing pay competitiveness and maintaining the listed officers’ target total direct compensation, on average, around the 65th percentile of our peer group.

As shown in the table below, 2011 was the most profitable year in Intel’s history, with record revenue, operating income, net income, and earnings per share, and it was the second year in a row with revenue growing over 20%. Intel’s strong financial performance during 2011 has allowed the company to make significant investments in its business, including its people, as well as increase the return of cash to Intel’s stockholders through common stock repurchases and dividends. During 2011, Intel repurchased $14.1 billion of common stock through its common stock repurchase program and increased the quarterly dividend per share by 16% in the third quarter, returning $4.1 billion to stockholders through dividends.

	2011 ($ in millions, except per share amounts)	2010 ($ in millions, except per share amounts)	Change (%)
Net Revenue	53,999	43,623	24
Net Income (GAAP)[1]	12,942	11,464	13
Net Income (non-GAAP)[2]	13,692	11,518	19
Stock Price (high and low)[3]	25.66/19.19	24.22/17.67	n/a
Stock Price per Share as of Fiscal Year-End	24.25	20.84	16

[1]	Net income (GAAP) results are based on U.S. generally accepted accounting principles (GAAP).

[2]

Net income (non-GAAP) results in the table above exclude certain acquisition accounting impacts and expenses related to acquisitions and the related income tax effects of these charges. In 2011, we completed the acquisitions of McAfee and the Wireless Solutions business of Infineon (which operates as Intel Mobile Communications), contributing approximately $3.6 billion to our revenue growth. Net income (non-GAAP) for 2010 was presented in the 2011 proxy statement as $11,672 million, which only excluded certain charges recorded in the fourth quarter of 2010, primarily due to a design issue with the Intel® 6 Series Express Chipset family (formerly code named Cougar Point) and the related tax impacts of those charges.

[3]	For 2011, based on a 53-week closing-price high and low, and for 2010, based on a 52-week closing-price high and low.

The payout percentage under the annual incentive cash plan was 117% of an employee’s annual incentive cash target, reflecting Intel’s strong financial and operational results. This payout percentage was down from 2010, however, when it was 141%, because the annual incentive cash plan takes into account both absolute and relative financial performance. For example, for 2011, Intel’s net income was 65% higher than the trailing three-year average, whereas for 2010 adjusted net income was 85% higher than the trailing three-year average, and both our year-over-year net income growth compared to the market comparator group and our achievement of operational goals were down.

For annual time periods, the link between our financial performance and our annual incentive cash plan in which our listed officers participate is illustrated in the following graph, which shows how the average annual and semiannual incentive cash payments to the listed officers have varied compared to Intel’s net income.

[1]	Non-GAAP net income was used for 2009 and 2010.

Compensation Philosophy and Practices

The Compensation Committee and Intel’s management believe that compensation is an important tool that should help recruit, retain, and motivate the employees the company depends on for current and future success. The committee and Intel’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases.

Intel’s compensation philosophy is reflected in the following key design priorities that govern compensation decisions:

•	align with stockholders’ interests;

•	motivate employees to achieve business goals;

•	balance performance objectives and time horizons;

•	recruit and retain the highest caliber of employees;

•	encourage employee stock ownership;

•	manage cost and share dilution; and

•	maintain consistency in the way that executive officers and the broader employee population are compensated.

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

•	No Employment or Severance Arrangements. Executive officers are employed at will without employment agreements or severance payment arrangements, except as required by local law.

•	No Change in Control Benefits. Intel does not maintain any payment arrangements that would be triggered by a “change in control” of Intel.

•	No Perquisites. Intel does not provide “perquisites” or other benefits based solely on rank.

•	Claw-back Provisions. Intel has claw-back provisions applicable to both its annual incentive cash plan and its equity incentive plan.

•

Objective Performance Criteria. Intel’s performance-based compensation programs for executive officers use a variety of objective performance measures, including measuring Intel’s relative TSR performance against the technology peer group and the market comparator group.

2011 “Say on Pay” Advisory Vote on Executive Compensation

Intel has provided stockholders with an advisory vote on executive compensation in each of the last three years. Consistent with Intel’s experience in prior years, at our 2011 Annual Stockholders’ Meeting, approximately 95% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation

Committee evaluated the results of the 2011 advisory vote together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions. The committee considered the vote results and did not make any changes to our executive compensation policies and decisions as a result of the 2011 advisory vote.

Intel’s Compensation Framework

The Compensation Committee determines the compensation for our executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient Advisors served as the committee’s independent advisor for 2011. During 2011, Farient Advisors’ work with the Compensation Committee included advice and recommendations on:

•	total compensation philosophy;

•	program design, including program goals, components, and metrics;

•	compensation trends in the technology sector and general market for senior executives;

•	regulatory trends; and

•	the compensation of the CEO and the other executive officers.

The committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administering our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s direct reports. When developing his recommendations for each executive officer other than himself, the CEO also reviews the compensation data gathered from compensation surveys. Intel’s Director of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing the market compensation data to determine the compensation recommendations.

The CEO’s annual performance review is developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, including the Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The independent directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. This evaluation is used by the Compensation Committee to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

•	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

•	Execution. How well did the executive officer execute strategies and plans?

•	Leadership Capability. How well does the executive officer lead and develop the organization and people?

Elements of Compensation

Executive compensation at Intel consists of the following elements:

•	Base salary refers to the annual fixed (non-variable) pay rate, which we use to provide a minimum, fixed level of cash compensation for executive officers.

•

Performance-based cash compensation, which includes payments under our annual incentive cash plan and our semiannual incentive cash plan, is used to encourage and reward executive officers’ contributions in producing strong financial and operational results.

•	Total cash compensation refers to base salary plus performance-based cash compensation.

•

Equity awards consist of outperformance stock units (OSUs), restricted stock units (RSUs), and stock options, which we use to retain executive officers and to align their interests with those of stockholders through equity ownership.

•	Performance-based compensation refers to performance-based cash compensation and equity awards.

•	Total direct compensation refers to the aggregate value of base salary, performance-based cash compensation, and equity awards.

•

Total compensation, as reported in the Summary Compensation table, includes total direct compensation and compensation provided through other benefit programs such as our retirement contribution plan and non-qualified deferred compensation plan, which are designed to provide for retirement income and tax-efficient retirement savings for executive officers.

How Pay-for-Performance Works at Intel

Intel’s pay-for-performance programs include performance-based cash compensation that rewards strong financial and operational performance, and equity awards that reward stock price and TSR performance. Annual and semiannual incentive cash payments are determined primarily by Intel’s annual financial results and are not directly linked to Intel’s stock price performance. Equity compensation is tied to Intel’s stock price performance and TSR performance relative to the technology peer group or the market comparator group over a long-term time horizon. The Compensation Committee evaluates total direct compensation against the 65th percentile of our peer group. The committee believes that this approach was appropriate because of the high proportion of compensation that is variable, at risk, and tied to Intel’s financial, operational, and stock performance. Actual pay positions vary by individual and take into account factors such as recruitment and retention, the size of previous-year awards, and individual performance.

In 2011, performance-based compensation accounted for 91% of the total direct compensation on average for listed officers. A lower percentage of total direct compensation was performance-based cash (31% on average in 2011), with the majority of total direct compensation in the form of equity awards (60% on average in 2011) for which the ultimate economic value to the recipients will depend upon future stock price performance.

2011 Annual Incentive Cash Payments

Annual incentive cash payments to the listed officers are made under the Intel Executive Officer Incentive Plan. This plan mirrors the broad-based annual incentive plan for employees, with the added feature of an individual performance adjustment.

At the beginning of the year, the Compensation Committee sets an annual incentive cash target for each executive officer, and following the end of the year the annual incentive cash target amount is multiplied by an annual incentive cash multiplier, which is the average of three performance ratios. The resulting payout may then be adjusted upward or downward by up to 10% based upon an individual performance adjustment. The committee may further adjust a payout downward (but not upward) on a discretionary basis. The three performance ratios are based on:

•	Intel’s current-year net income (GAAP) or adjusted net income (non-GAAP) relative to Intel’s average net income used in the calculation over the previous three years;

•	Intel’s net income growth or adjusted net income growth relative to that of the market comparator group; and

•	satisfaction of Intel operational performance goals.

We expect the annual incentive cash multiplier calculated under the plan to typically range between 67% and 133% of the annual incentive cash target (100%), but the annual incentive cash multiplier may be higher or lower depending on the output of the formula. The 2010 multiplier was above this range, primarily due to strong absolute earnings growth. The annual incentive cash payment in any event cannot exceed $10 million for any individual.

While the 2011 annual incentive cash multiplier exceeded target, at 117%, reflecting Intel’s strong 2011 performance, it was down from the 2010 multiplier of 141%. All three performance components were lower on a year-over-year basis:

•

The absolute financial component declined from 185.3% to 164.6% due to 2011 earnings growth compared to the prior three-year average earnings growth being lower than the 2010 earnings growth comparison (11% in 2011 compared to 76% in 2010).

•	The relative financial component declined from 135.8% to 93.1%, due to Intel’s lower year-over-year earnings growth compared to the market comparator group.

•

The operational component declined from 103.1% to 92.3%. Strong performance in the PC and data center growth and manufacturing/technology sub-components was offset by the low performance in the adjacent markets’ operational sub-component.

For more information on the three performance components, see the Grants of Plan-Based Awards table in “Executive Compensation.”

Semiannual Incentive Cash Payments

Intel’s executive officers participate in a company-wide, semiannual incentive cash plan that calculates payouts based on Intel’s corporate profitability, which links compensation to financial performance. Payouts are communicated as a number of extra days of compensation, with executive officers normally receiving the same number of extra days as other employees. Plan payments earned in 2011 totaled 23.4 days of compensation per employee, including executive officers, down from 26.4 days in 2010 for eligible employees and for executive officers. This total includes two days of compensation resulting from Intel’s achievement of its customer satisfaction goals in 2011. In 2011, semiannual incentive cash payments represented approximately 5% of the listed officers’ total performance-based cash compensation.

Equity Awards

The Compensation Committee and management believe that equity compensation is a critical component of a total direct compensation package that helps Intel recruit, retain, and motivate the employees needed for the present and future success of the company. Most equity awards are granted in connection with the annual performance review and compensation adjustment cycle at the beginning of the fiscal year. For any other equity awards granted during the year, Intel uses pre-established quarterly grant dates. With limited exceptions, these dates typically occur shortly after publication of Intel’s quarterly earnings releases.

The committee determines the amount of equity grants based on its subjective consideration of factors such as relative job scope, individual performance, expected future contributions to the growth and development of the company, and the competitiveness of grants relative to the peer group. When evaluating future contributions, the committee projects the value of the executive officer’s future performance based on the executive officer’s expected career development. The difference in grant value from year to year for any individual will reflect a number of factors, including changes in market competitive grant values, promotions, and individual performance considerations.

OSU Awards. In 2011, the listed officers continued to receive the largest portion of their equity award value in the form of OSUs. OSUs are performance-based RSUs under which the number of shares of Intel common stock received following vesting is based on the TSR performance of Intel common stock measured against the TSR of a group of companies over a three-year period. TSR is a measure of stock price appreciation plus any dividends payable during the performance or vesting period for the OSUs. The committee determined to use OSUs as the primary equity vehicle for listed officers because they reflect a balance between stock options and RSUs: they are performance-based and present significant upside potential for superior stock price performance comparable to that of stock options, but share some attributes of traditional RSUs by offering some value to the recipient even if the stock price declines over the three-year measurement period. For more information on how OSUs are earned, see the Grants of Plan-Based Awards table in “Executive Compensation.”

We revised OSU terms for grants beginning in 2011 based on our experience since we first granted OSUs in 2009. With these modifications, we believe that the program is better designed to motivate behavior consistent with long-term value creation without creating undue incentive to take unnecessary risk or focus on unsustainable short-term performance.

First, beginning with OSUs granted in 2011, in order to more directly focus participants on Intel’s performance relative to other companies in the technology industry, TSR performance will be measured against our technology peer group (as discussed below under “2011 External Competitive Considerations”). For OSUs granted in prior years, TSR was measured against the market comparator group (consisting of the technology peer group and the companies in the S&P 100, other than Intel).

Second, we changed the method for determining the number of shares that will be issued when OSUs vest. For OSUs granted in 2011, the number of shares of Intel common stock that the executive officer receives when OSUs convert to shares and vest will range from 50% to 200% (as opposed to a range of 33% to 200% for OSUs granted before 2011) of the number of OSUs granted to the executive officer. We also modified the percentage rates at which OSUs convert into shares in order to enhance both the downside and upside potential of OSUs. If Intel under-performs the technology peer group, the percentage at which the OSUs convert into shares will be reduced from 100%, at a rate of 2.5-to-1 (a 2.5-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 50%. If Intel outperforms the technology peer group, the percentage at which the OSUs convert into shares will be increased from 100%, at a rate of 5-to-1 (a 5-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. The percentage rates at which OSUs granted before 2011 convert into shares based on under- or over-

performance against the market comparator group was 2-to-1 and 3-to-1, respectively. The OSUs continue to cliff vest in three years and one month from the grant date, which is one month after the end of the performance period. At the end of the vesting period, the earned units will convert into Intel common stock, and dividend equivalents will be paid on the shares that are earned and vested in the form of additional shares of Intel common stock at a rate equal to the dividends that were payable over the vesting period on the number of shares issued.

RSU Awards. RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs granted to the executive officers in 2011 will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting helps offset the three-year cliff vesting of the OSUs.

Stock Options. Stock options are intended to reward executive officers for absolute long-term stock price appreciation and to align their interests with the interests of stockholders. Stock options granted to executive officers in 2011 will vest in 25% increments annually over four years and have a term of seven years. The grant price of the stock options continues to be set on a regularly scheduled grant date with no discount or premium.

Past Equity Programs. In 2011, we simplified the equity-based compensation program in order to further enhance the effectiveness of aligning our executive officers’ interests with stockholders, moving from two RSU programs and two stock option programs, each with unique sets of terms and conditions, to one program for each. Previously, RSUs and stock options were designated as either annual grants, which vested on a pro-rata basis over a number of years following the grant date, or executive long-term stock option and RSU plan (ELTSOP) awards, which vested only on the fifth anniversary of the grant date and had other terms that differed from the annual equity award program. Historically, once every four years the Compensation Committee considered whether to grant ELTSOP awards to an executive officer and, commencing in 2006, any ELTSOP awards were granted in four equal annual installments, each with a five-year cliff-vesting schedule (meaning that 100% of each of the installments vests on the fifth anniversary of the grant date). This approach resulted in variability in equity awards among our listed officers in any one year, as well as a variety of formulas being applied to determine the size of different types of equity awards granted to any one listed officer. We decided that this program was not meeting its goals, and so in 2011 we stopped granting new ELTSOP awards.

2011 Compensation of Our Listed Officers

In the first quarter of 2011, the Compensation Committee established base salaries, annual incentive cash target amounts, and operational goals under the annual incentive cash plan, and determined the equity awards for executive officers.

Following the end of the year, the committee approved the performance-based calculation used in making annual incentive cash payments, determined any individual performance adjustments under the plan, approved a special bonus payment, and approved contributions to the retirement contribution plan.

The chart below shows the allocation of the listed officers’ actual total direct compensation for 2011, reflecting the extent to which their compensation varies to reflect our performance.

Total Direct Compensation

Total Cash Compensation for 2011

Prior to 2010, the base pay of our executive officers was generally below the median of our peer group on average. Annual incentive cash targets typically were set at a higher competitive position so that total cash compensation would be in the competitive range of the 50th to 65th percentile of the peer group on average across the executive group, assuming a 100% annual incentive cash multiplier. In 2010, the Compensation Committee engaged two external consultants, Farient Advisors and Compensia, Inc., to conduct a comprehensive review of our executive compensation philosophy and programs. These reviews concluded that our base salaries were not competitive and unnecessarily exposed Intel to retention and recruitment risks and that the annual incentive cash plan would be equally effective if target amounts were set at a lower, yet competitive, level. Accordingly, the Compensation Committee reallocated some cash compensation from the annual incentive to base salary in order to make Intel’s programs more competitive and effective in attracting and retaining key talent. In reallocating total cash compensation, base salary increases were offset by decreases in annual incentive cash target amounts such that the listed officers’ total cash compensation, based on representative payouts over the last two years, would remain approximately the same.

For 2011, based on the factors discussed above, the Compensation Committee increased the listed officers’ base salaries as shown in the table below. Following the increase, the listed officers’ average base salary was at the 50th percentile of our peer group.

Name	2011 Base Salary ($)	2010 Base Salary ($)	2010 to 2011 Increase (%)
Paul S. Otellini	1,100,000	1,000,000	10
Stacy J. Smith	635,000	475,000	34
Andy D. Bryant	760,000	520,000	46
David Perlmutter[1]	670,000	506,200	32
A. Douglas Melamed	645,000	600,000	8

[1]

Mr. Perlmutter receives his cash compensation in Israeli shekels. The amount reported above in “2011 Base Salary” is based on the rate approved by the Compensation Committee in U.S. dollars and therefore does not take into account increases or decreases that could result from the amount being converted into and paid in shekels. The amount reported above in “2010 Base Salary” was converted to U.S. dollars at a rate of 3.59 shekels per dollar, calculated as of December 25, 2010.

Once the reallocation was completed, additional adjustments to annual incentive cash targets were made based on current market data, internal equity considerations, and the individual performance of each listed officer. As shown in the table below, for Mr. Melamed, the combination of reallocation and market adjustments resulted in a net increase in his annual incentive cash target; whereas for Messrs. Bryant and Perlmutter, these compensation actions resulted in a net decrease in their annual incentive cash targets. For Mr. Smith, the reallocation and market adjustment offset one another, resulting in no change to his annual incentive cash target. The Compensation Committee did not reallocate Mr. Otellini’s cash compensation, but instead adjusted both his salary and annual incentive cash target to more closely reflect competitive levels among the peer group.

Name	2011 Annual Incentive Cash Target Amount ($)	2010 Annual Incentive Cash Target Amount ($)	2010 to 2011 Change (%)
Paul S. Otellini	4,800,000	4,200,000	14
Stacy J. Smith	1,050,000	1,050,000	—
Andy D. Bryant	1,395,000	1,470,000	(5)
David Perlmutter	1,065,000	1,125,000	(5)
A. Douglas Melamed	1,230,000	1,200,000	3

The following table illustrates the net effect on total target cash compensation of the reallocation and other adjustments discussed above.

Name	2010 to 2011 Base Salary Change (%)	2010 to 2011 Annual Incentive Cash Target Amount Change (%)	2010 to 2011 Total Target Cash Change (%)
Paul S. Otellini	10	14	13
Stacy J. Smith	34	—	10
Andy D. Bryant	46	(5)	8
David Perlmutter	32	(5)	6
A. Douglas Melamed	8	3	4

This combination of the cash reallocation and annual compensation adjustment allowed for the increases to base salaries necessary to bring them in line with the competitive market, while simultaneously keeping the increases to total cash compensation comparatively small.

Following the end of 2011, the committee approved the annual incentive cash multiplier pursuant to the plan’s formula, which yielded an annual incentive cash multiplier of 117%, calculated as follows:

Absolute Financial Component ($ in millions)	Relative Financial Component	Operational Component	Scoring	Multiplier
$12,942 $7,864	(1% + (.109%)) (1% + (.191%))	Growth of PC and Data Center Manufacturing/Technology Extension into Adjacent Markets Compute Continuum People, Customers, Stockholders, Planet TOTAL	34.0 25.6 15.2 7.5 10.0 92.3
164.6%	93.1%		92.3%	350%÷3 = 117%

The committee, using its discretion, elected to make positive individual performance adjustments for the majority of the listed officers. The following table details the annual incentive cash payments for each listed officer, reflecting the year-over-year declines as a result of a lower annual incentive cash multiplier and the change in target amounts discussed above.

Name	2011 Annual Incentive Cash Payment ($)	2010 Annual Incentive Cash Payment ($)	2010 to 2011 Increase (Decrease) (%)
Paul S. Otellini	6,160,000	6,524,000	(6)
Stacy J. Smith	1,288,000	1,484,000	(13)
Andy D. Bryant	1,790,200	2,180,500	(18)
David Perlmutter[1]	1,306,400	1,738,700	(25)
A. Douglas Melamed	1,435,000	1,780,000	(19)

[1]

Mr. Perlmutter receives his cash compensation in Israeli shekels. The amount reported above in “2011 Annual Incentive Cash Payment” is based on the amount approved by the Compensation Committee in U.S. dollars and therefore does not take into account increases or decreases that could result from the amount being converted into and paid in shekels. The amount reported in “2010 Annual Incentive Cash Payment” was converted to U.S. dollars at a rate of 3.59 shekels per dollar, calculated as of December 25, 2010.

2011 Special Bonus

In 2011, all eligible employees received a special bonus, which totaled an extra three days of compensation, for their contributions to achieving Intel’s most profitable year, with record revenue, operating income, net income, and earnings per share. The Compensation Committee also granted the listed officers the same special bonus, calculated as the equivalent of three days of compensation.

Equity Awards for 2011

For 2011, the annual awards to listed officers were approximately 50% OSUs, 30% RSUs, and 20% stock options, based upon grant date fair value. This portfolio approach to long-term equity incentives balances the incentive for pursuing growth (created by stock options) with more stable value delivery (through RSUs) while focusing on both relative stock price performance (OSUs) and absolute stock price performance (OSUs, RSUs, and stock options). In addition, we standardized equity awards on one set of terms and conditions and adopted more competitive vesting schedules in order to improve the benefits of the program. As a result of numerous types of equity award programs that were in effect in 2010, a year-over-year comparison of the listed officers’ 2011 equity awards is not meaningful.

Award sizes for 2011 were determined through a combination of an annual review of the level of grant value appropriate to remain competitive with the peer group’s equity grant values, along with an annual assessment of the individual’s performance over the previous year and expected future contributions. A matrix of competitive grant values was set by grade level other than CEO (Executive Vice President, Senior Vice President, etc.) and individual performance. The value of the award to each listed officer is consistent with his grade level and individual performance.

Name	2011 Grant Date Fair Value of Equity Awards ($)
Paul S. Otellini	9,133,900
Stacy J. Smith	4,050,700
Andy D. Bryant	4,050,700
David Perlmutter	4,050,700
A. Douglas Melamed	3,097,600

2011 Performance and Compensation Determinations

Mr. Otellini’s 2011 Compensation

In January 2011, the Compensation Committee increased Mr. Otellini’s base salary and increased his annual incentive cash target compared to 2010. The increase in his base salary reflects the Compensation Committee’s desire to keep the aggregate level of cash compensation competitive with CEO pay at other technology companies. In January 2012, the committee used its discretion to increase Mr. Otellini’s 2011 annual incentive cash payment by 10% in recognition of his contribution to Intel’s financial and operational achievements in 2011, such as achieving both record revenue and profit for 2011, as well as completing major acquisitions, increasing internal organizational health scores, and continuing Intel’s leadership positions in manufacturing, technology, and environmental sustainability. Mr. Otellini’s actual total cash compensation decreased by 3% in 2011, reflecting the annual incentive cash multiplier having decreased from 141% in 2010 to 117% in 2011.

In January 2011, Mr. Otellini was granted 180,250 OSUs, 130,900 RSUs, and 467,010 stock options. The total grant date fair value of Mr. Otellini’s equity awards was set based on the competitive benchmarks for equity among the peer group. Based on grant date fair value, the value of Mr. Otellini’s 2011 equity awards increased 25% compared to 2010. Because of Mr. Otellini’s years of service, any unvested stock options would vest in full upon his retirement from Intel at age 60 or older, which is consistent with the standard retirement vesting term for stock options granted under the 2006 Equity Incentive Plan. However, in recognition of his service to Intel, the stock options granted to Mr. Otellini have a post-retirement exercise period that extends through the seven-year term of the award. The committee included the extended exercise window in his 2011 stock options because it believed that the provision would better ensure that his stock options will provide the appropriate long-term alignment with stockholders, reflecting the potential impact that decisions made while CEO can affect the company’s performance for many years. The net effect of these changes was that Mr. Otellini’s total direct compensation increased 10% in 2011 compared to 2010.

Other Listed Officers’ 2011 Compensation

In January 2011, as part of the reallocation of total cash compensation discussed above, the Compensation Committee increased the other listed officers’ base salaries. Mr. Bryant’s and Mr. Perlmutter’s annual incentive cash targets were reduced as part of the reallocation process. Based on market data, the committee increased Mr. Melamed’s annual incentive cash target, and did not change Mr. Smith’s annual incentive cash target. In January 2012, when determining 2011 annual incentive cash payments, the committee exercised its discretion to provide individual performance adjustments increasing the payments of the following listed officers by up to 10%, taking into account the following individual contributions.

For Mr. Smith, who during 2011 continued to serve as our Chief Financial Officer:

•	work on Intel’s acquisition strategy leading to two major acquisitions;

•	completion of a $5 billion debt offering; and

•	recognition of his positive contributions as a representative of Intel within the stockholder community.

For Mr. Bryant, who during 2011 served as Executive Vice President, Technology, Manufacturing, and Enterprise Services, and Chief Administrative Officer:

•	success with leading the Technology and Manufacturing Group;

•	work on setting Intel’s long-term strategic direction; and

•	mentoring and developing key employees at Intel.

For Mr. Perlmutter, who during 2011 took on sole leadership of the Intel Architecture Group:

•	increases in client and server revenue; and

•	acquisition of key talent for emerging markets.

Total cash compensation to the listed officers as a group declined by 6% from 2010, primarily due to lower annual incentive cash payments.

In January 2011, the Compensation Committee approved equity award values for 2011 that generally were higher than for 2010, representing an increase in the competitive market. In addition, equity awards granted to Messrs. Smith, Bryant, and Perlmutter in February 2011 reflect adjustments for pay level, internal pay equity, individual performance, and expected future contributions, including:

For Mr. Smith:

•	recognition of his positive contributions as a representative of Intel within the stockholder community;

•	driving strong performance against cost and performance benchmarks; and

•	demonstrating strong strategic and leadership ability.

For Mr. Bryant:

•	work on definition and implementation of the strategy for the acquisition and integration of McAfee;

•	development of strong and successful business organizations within Intel; and

•	contributions to setting Intel’s long-term strategic direction.

For Mr. Perlmutter:

•	strong execution on development of core products;

•	promoting growth in PC and data center revenue and unit volumes; and

•	enhancing Intel’s world-class research and development organization.

Other Aspects of Our Executive Compensation Programs

2011 External Competitive Considerations

To assist the Compensation Committee in its review of executive compensation for 2011, Intel’s Compensation and Benefits Group provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee has selected as a “peer group” for executive compensation analysis purposes. This historical compensation data was then adjusted in order to arrive at current-year estimates for the peer group. The committee used this data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2011 included 15 technology companies (the technology peer group) and 10 companies outside the technology industry from the S&P 100. When the peer group was created in 2007, the committee chose companies that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. In addition, the committee selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for talent and includes the companies that Intel uses for measuring relative financial performance for annual incentive cash payments. The peer group was the same for both 2011 and 2010, consisting of the companies listed in the table below. For 2012, the committee reviewed the peer group based on the criteria noted above, and removed Advanced Micro Devices, NVIDIA, and Yahoo! from the technology peer group, primarily due to their small size relative to Intel, and added Amazon.com, Inc.

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on February 23, 2012 ($ in billions)
Advanced Micro Devices, Inc.[1]	12/31/11	6.6	0.5	5.34
Apple Inc.[1]	9/24/11	108.2	25.9	481.47
Applied Materials, Inc.[1]	10/30/11	10.5	1.9	16.63
AT&T Inc.	12/31/11	126.7	3.9	180.54
Cisco Systems, Inc.[1]	7/30/11	43.2	6.5	108.59
Dell Inc.[1]	2/3/12	62.1	3.5	31.26
The Dow Chemical Company	12/31/11	60.0	2.4	40.14
EMC Corporation[1]	12/31/11	20.0	2.5	55.83
General Electric Company	12/31/11	147.3	13.1	204.03
Google Inc.[1]	12/31/11	37.9	9.7	197.07
Hewlett-Packard Company[1]	10/31/11	127.2	7.1	53.67
International Business Machines Corporation[1]	12/31/11	106.9	15.9	229.23
Johnson & Johnson	1/1/12	65.0	9.7	177.87
Merck & Co., Inc.	12/31/11	48.0	6.3	117.38
Microsoft Corporation[1]	6/30/11	69.9	23.2	263.22
NVIDIA Corporation[1]	1/29/12	4.0	0.6	9.73
Oracle Corporation[1]	5/31/11	35.6	8.5	144.79
Pfizer Inc.	12/31/11	67.4	10.0	161.66
Qualcomm Incorporated[1]	9/25/11	15.0	4.3	107.42
Schlumberger Limited	12/31/11	39.5	5.0	106.16
Texas Instruments Incorporated[1]	12/31/11	13.7	2.2	37.97
United Parcel Service, Inc.	12/31/11	53.1	3.8	73.96
United Technologies Corporation	12/31/11	58.2	5.0	75.88
Verizon Communications Inc.	12/31/11	110.9	2.4	108.06
Yahoo! Inc.[1]	12/31/11	5.0	1.0	18.34
Intel 2011	12/31/11	54.0	12.9	135.14
Intel 2011 Percentile		50%	87%	65%

[1]	Indicates a company that we included as one of the 15 technology companies in the technology peer group for 2011.

Post-Employment Compensation Arrangements

Intel does not provide employment agreements, severance payment arrangements, or change in control benefits to executive officers. Intel provides limited post-employment compensation arrangements to executive officers, including the listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is tax-qualified and available to most U.S. employees, and a non-tax-qualified supplemental deferred compensation plan for highly compensated employees.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The deferred compensation plan is intended to promote retention by giving employees an opportunity to save in a tax-efficient manner. The terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the United States. Each plan other than the pension plan results in individual participant balances that reflect a combination of amounts contributed by the company or deferred by the employee, amounts invested at the direction of either the company or the employee, and the continuing reinvestment of returns until the accounts are distributed.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The retirement contribution plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees. For 2011, Intel’s discretionary contribution (including allocable forfeitures) to the retirement contribution plan for eligible U.S. employees, including executive officers, and to the similar account for new employees in the 401(k) savings plan, equaled 6% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the retirement contribution plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table (see “Executive Compensation”). The notional investment options available under the non-qualified plan are the same investment options that were available in the 401(k) savings plan prior to October 2011 when the 401(k) savings plan investment options were reduced in conjunction with the addition of a brokerage window.

The basic benefit provided by the pension plan for all eligible U.S. employees, including executive officers, is based on a formula that takes into account the employee’s final average pay and years of service. The resulting benefit is reduced by the value of the employee’s account in the retirement contribution plan. The pension plan pays a benefit only to the extent that it is not fully offset by the retirement contribution plan account value. The benefit provided to some listed officers who participate in the pension plan also includes a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration.

Personal Benefits

The Compensation Committee supports the goal of management to maintain an egalitarian culture in its facilities and operations. Intel does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 40 passengers and are used in regularly scheduled routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs, eligibility, and cost sharing may vary by country or local market practice. Intel shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to its executive officers. Intel has no outstanding loans of any kind to any of its executive officers.

Corporate Officer Stock Ownership Guidelines

Because the committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify the number of shares that Intel’s executive officers must accumulate and hold within five years of appointment or promotion as an executive officer. The following table lists the specific share requirements. Unvested OSUs and RSUs and stock options do not count toward satisfying these ownership guidelines.

Each of Intel’s listed officers had either satisfied these ownership guidelines or had time remaining to do so as of December 31, 2011.

	CEO	CFO	Executive Vice President	Senior Vice President	Vice President
Minimum Number of Shares	250,000	125,000	100,000	65,000	35,000

Intel Policies Regarding Derivatives or “Short Sales”

Intel prohibits directors, listed officers, and other senior employees from investing in derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

Intel Policies Regarding Claw-backs

Intel’s 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that they had been inflated due to financial results that later had to be restated. The 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan, as amended, were approved by stockholders and were included in the proxy statements for the 2007 and 2011 annual meetings, respectively.

Tax Deductibility

Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Intel structured its 2006 Equity Incentive Plan with the intention that stock options awarded under the plan would qualify for tax deductibility. In addition, in order to maintain flexibility and promote simplicity in the administration of these arrangements, other compensation, such as OSUs, RSUs, and annual and semiannual incentive cash payments, are not designed to qualify for tax deductibility above the tax code Section 162(m) $1 million limitation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Paul S. Otellini, and our Chief Financial Officer, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2011 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

John J. Donahoe

David B. Yoffie

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2011, 2010, and 2009 of our CEO, CFO, and our three other most highly compensated executive officers in 2011 (referred to as listed officers).

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul S. Otellini	2011	1,100,000	34,000	7,331,100	1,802,800	6,429,500	319,000	475,500	17,491,900
President and	2010	1,000,000	30,400	6,236,800	1,082,200	6,790,000	131,000	382,100	15,652,500
Chief Executive Officer	2009	1,000,000	—	6,684,000	1,182,000	5,251,500	174,000	290,400	14,581,900
Stacy J. Smith	2011	635,000	12,400	3,251,200	799,500	1,386,000	170,000	133,500	6,387,600
Senior Vice President and	2010	475,000	10,400	2,281,700	816,200	1,575,000	55,000	100,600	5,313,900
Chief Financial Officer	2009	425,000	—	2,391,700	789,900	1,174,800	74,000	82,100	4,937,500
Andy D. Bryant	2011	760,000	15,400	3,251,200	799,500	1,912,000	319,000	189,200	7,246,300
Vice Chairman of the Board	2010	520,000	12,800	4,601,800	744,600	2,292,300	135,000	144,600	8,451,100
	2009	500,000	—	3,000,000	750,000	1,857,300	178,000	107,800	6,393,100
David Perlmutter[2]	2011	670,000	12,200	3,251,200	799,500	1,401,500	543,300	404,700	7,082,400
Executive Vice President and	2010	506,200	11,200	3,002,300	1,182,900	1,837,000	221,600	398,100	7,159,300
General Manager,	2009	453,900	—	3,051,400	993,500	1,376,600	145,600	389,700	6,410,700
Intel Architecture Group, and Chief Product Officer
A. Douglas Melamed[3]	2011	645,000	13,300	2,486,200	611,400	1,540,700	68,000	152,800	5,517,400
Senior Vice President and	2010	600,000	12,600	2,342,200	496,400	1,887,500	—	21,500	5,360,200
General Counsel
Total	2011	3,810,000	87,300	19,570,900	4,812,700	12,669,700	1,419,300	1,355,700	43,725,600
	2010	3,101,200	77,400	18,464,800	4,322,300	14,381,800	542,600	1,046,900	41,937,000
	2009	2,378,900	—	15,127,100	3,715,400	9,660,200	571,600	870,000	32,323,200

[1]

These were special bonuses paid to all eligible employees, including the listed officers, for their contribution in achieving Intel milestones: Intel’s first year when revenue exceeded $50 billion (2011) and Intel’s first year when revenue exceeded $40 billion (2010). These special bonuses were equivalent to three days of compensation for each year.

[2]

Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary” column and the annual incentive cash payment included in the “Non-Equity Incentive Plan Compensation” column for 2011 are based on the amount approved by the Compensation Committee in U.S. dollars and therefore do not take into account increases or decreases that could result from the amount being converted into and paid in shekels. The amounts reported above in the “Bonus” column, certain amounts included in the “Non-Equity Incentive Plan Compensation” column, and certain amounts included in the “All Other Compensation” column for 2011 were converted to U.S. dollars using a rate of 3.78 shekels per dollar, calculated as of December 31, 2011 for 2011. The amounts reported above in the “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” columns and certain amounts in the “All Other Compensation” column were converted to U.S. dollars using 3.59 shekels per dollar, calculated as of December 25, 2010 for 2010; and 3.80 shekels per dollar, calculated as of December 24, 2009 for 2009. In 2009, Mr. Perlmutter received an additional $10,800 for relocation that was not previously reported due to the late receipt of a supplier invoice; this amount has been added to the table above.

[3]	Mr. Melamed was hired in November 2009 and was not a listed officer in fiscal year 2009.

Total Compensation. Total compensation as reported in the Summary Compensation table increased 4% from 2010 to 2011 for listed officers, as decreases in payouts under our performance-based cash compensation were offset by increases in base salary and change in pension value.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an AonHewitt consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the value of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2011, 2010, and 2009 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
1/23/09	51	7.5	2.7	4.2
4/16/09	46	4.8	1.6	3.5
1/22/10	30	5.1	2.0	3.1
4/15/10(1)	n/a	n/a	0.8	2.6
1/24/11	27	5.2	1.6	3.4

[1]	RSUs were the only awards granted on this date; therefore, the “volatility” and “expected life (years)” assumptions were not applicable.

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the annual incentive cash plan and semiannual incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Semiannual Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Paul S. Otellini	2011	6,160,000	269,500	6,429,500
	2010	6,524,000	266,000	6,790,000
	2009	5,110,000	141,500	5,251,500
Stacy J. Smith	2011	1,288,000	98,000	1,386,000
	2010	1,484,000	91,000	1,575,000
	2009	1,131,500	43,300	1,174,800
Andy D. Bryant	2011	1,790,200	121,800	1,912,000
	2010	2,180,500	111,800	2,292,300
	2009	1,800,100	57,200	1,857,300
David Perlmutter	2011	1,306,400	95,100	1,401,500
	2010	1,738,700	98,300	1,837,000
	2009	1,327,200	49,400	1,376,600
A. Douglas Melamed	2011 2010	1,435,000 1,780,000	105,700 107,500	1,540,700 1,887,500

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial increase of the benefit that executive officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit (other than for Mr. Perlmutter and Mr. Melamed). Since that benefit is a fixed dollar amount payable at age 65, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. The listed officers (other than Mr. Perlmutter and Mr. Melamed) had an overall increase in 2011 because the interest rate used to calculate present value decreased from 5.8% for 2010 to 4.7% for 2011. They had an overall increase in 2010 because the interest rate used to calculate present value decreased from 6.1% for 2009 to 5.8% for 2010, and they had an overall increase in 2009 because the interest rate decreased from 6.7% for 2008 to 6.1% for 2009. Mr. Perlmutter participates in a pension savings plan and a severance plan for Israeli employees, which are explained further in “Retirement Plans for Mr. Perlmutter” following the Pension Benefits for Fiscal Year 2011 table. The changes in pension value reported above in the Summary Compensation table are the increases in the balance of the pension savings plan (less Mr. Perlmutter’s contributions) and the increase in the actuarial value for the severance plan. Mr. Melamed became newly eligible to participate in the pension plan on January 1, 2011. Mr. Melamed is not covered by the arrangement offsetting the non-qualified plan benefit. The amount shown for Mr. Melamed reflects the basic formula benefit in the pension plan.

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation table include tax-qualified discretionary company contributions to the retirement contribution plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, matching charitable contributions from the Intel Foundation, and payments in connection with listed officer relocations, as detailed in the table below. Amounts included in the “Retirement Plan Contributions” column will be paid to the listed officers only upon the earliest to occur of retirement, termination (receipt may be deferred but not later than reaching age 70 1/2), disability, or death. Amounts included in the “Deferred Compensation Plan Contributions” column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made at the time that compensation is deferred.

Name	Year	Retirement Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Matching Charitable Contributions ($)	Relocation Payments ($)		Total All Other Compensation ($)
Paul S. Otellini	2011	14,700	460,800	—	—		475,500
	2010	14,700	364,900	2,500	—		382,100
	2009	14,700	275,700	—	—		290,400
Stacy J. Smith	2011	14,700	118,800	—	—		133,500
	2010	14,700	85,900	—	—		100,600
	2009	14,700	62,400	5,000	—		82,100
Andy D. Bryant	2011	14,700	169,500	5,000	—		189,200
	2010	14,700	129,900	—	—		144,600
	2009	14,700	93,100	—	—		107,800
David Perlmutter[1]	2011	—	—	—	404,700		404,700
	2010	—	—	—	398,100		398,100
	2009	—	—	—	389,700	(2)	389,700
A. Douglas Melamed	2011 2010	14,700 —	138,100 —	— —	— 21,500		152,800 21,500

[1]

In 2006, Mr. Perlmutter relocated to the United States from Israel with an original assignment for a two-year period, which has been extended until August 2012. Since this is a temporary assignment, Mr. Perlmutter is receiving a two-way relocation package. This package contains the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Relocation packages apply to all employees based on set criteria, such as duration of the assignment, destination for the assignment, family size, and other needs as applicable.

[2]	In 2009, Mr. Perlmutter received an additional $10,800 for relocation that was not reported due to the late receipt of a supplier invoice.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table presents equity awards granted under the 2006 Equity Incentive Plan, and awards granted under our annual and semiannual incentive cash plans in 2011.

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($/Sh)	Closing Market Price on Grant Date[3] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
				Target[2] ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Paul S. Otellini	OSU	1/24/11	1/20/11			90,125	180,250	360,500					4,724,400
	RSU	1/24/11	1/20/11						130,900				2,606,700
	Stock Option	1/24/11	1/20/11							467,010	21.09	21.24	1,802,800
	Annual Cash			4,800,000	10,000,000
	Semiannual Cash			269,500
Stacy J. Smith	OSU	1/24/11	1/20/11			39,970	79,940	159,880					2,095,200
	RSU	1/24/11	1/20/11						58,050				1,156,000
	Stock Option	1/24/11	1/20/11							207,110	21.09	21.24	799,500
	Annual Cash			1,050,000	10,000,000
	Semiannual Cash			98,000
Andy D. Bryant	OSU	1/24/11	1/20/11			39,970	79,940	159,880					2,095,200
	RSU	1/24/11	1/20/11						58,050				1,156,000
	Stock Option	1/24/11	1/20/11							207,110	21.09	21.24	799,500
	Annual Cash			1,395,000	10,000,000
	Semiannual Cash			121,800
David Perlmutter	OSU	1/24/11	1/20/11			39,970	79,940	159,880					2,095,200
	RSU	1/24/11	1/20/11						58,050				1,156,000
	Stock Option	1/24/11	1/20/11							207,110	21.09	21.24	799,500
	Annual Cash			1,065,000	10,000,000
	Semiannual Cash			95,100
A. Douglas Melamed	OSU	1/24/11	1/20/11			30,565	61,130	122,260					1,602,200
	RSU	1/24/11	1/20/11						44,390				884,000
	Stock Option	1/24/11	1/20/11							158,380	21.09	21.24	611,400
	Annual Cash			1,230,000	10,000,000
	Semiannual Cash			105,700

[1]

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of OSUs that upon converting to shares could be received by each listed officer, excluding dividend equivalents.

[2]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Semiannual Cash” rows are the listed officer’s 2011 semiannual incentive payment.

[3]

The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

[4]	The grant date fair value is generally the amount that Intel would expense in its financial statements over the award’s service period but does not include a reduction for forfeitures.

OSU Awards. OSUs granted to the listed officers in 2011 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and then the number of corresponding shares vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 50% to 200% of the target amount, based on the TSR of Intel common stock measured against the TSR of the technology peer group over a three-year period. TSR is a measure of stock price appreciation plus any dividends paid during the vesting period. Dividend equivalents are payable over the vesting period only on the number of shares of Intel common stock earned, and they will be paid in the form of additional shares of Intel common stock.

RSU Awards. RSUs granted to the listed officers in 2011 will vest in substantially equal quarterly increments over three years from the date of grant.

Stock Options. Stock options granted to the listed officers in 2011 will vest in 25% increments annually over four years, expire seven years from the date of grant, and have an exercise price of no less than 100% of the market value of Intel common stock on the date of grant. Also, upon retirement, Mr. Otellini may exercise his stock options for the full remaining life of the award.

Annual Cash. Annual incentive cash payments are made under the annual incentive cash plan. The Compensation Committee sets the incentive cash target amount under the annual incentive cash plan annually as part of the annual performance review and compensation adjustment cycle, and this incentive cash target amount is then multiplied by the annual incentive cash multiplier calculated after the end of the year based on the average of three corporate performance components. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee in its sole discretion, as described in the plan. The methodology used to calculate Intel’s net income or adjusted net income for both absolute and relative financial performance is the same. Further details on each component are set forth below.

•

Absolute Financial Component. To determine absolute financial performance, Intel’s current-year net income or adjusted net income is divided by Intel’s average net income used in the calculation over the previous three years. Intel uses a rolling three-year average in the denominator so that Intel does not over- or under-compensate executive officers based on volatility in earnings. Through this component, the committee rewards executive officers for sustained performance. In 2011, Intel’s net income was 65% higher than the trailing three-year average. This is down from the 2010 result, when adjusted net income was 85% higher than the trailing three-year average.

•

Relative Financial Component. To calculate Intel’s performance relative to the market comparator group, Intel’s net income percentage growth or adjusted net income percentage growth, plus one, is divided by the sum of one plus the simple average (with each group weighted equally) of the annual net income percentage growth or adjusted net income percentage growth for the technology peer group and the S&P 100 (excluding Intel). There is some overlap in the S&P 100 and the 15 technology companies that we have identified (described above in “Compensation Discussion and Analysis; 2011 External Competitive Considerations”). We have done this intentionally to provide slightly more weighting to the company’s relative performance compared to the technology companies that are also in the S&P 100. The committee has the flexibility to use discretion in either including or excluding certain charges to the market comparator group’s net income results, similar to any charges that may have been included or excluded for Intel. Through this component, the committee rewards executive officers for how well Intel performs compared to a broader market. In 2011, the scoring for the relative component was 93.1% for Intel’s performance relative to the market’s performance, a decrease compared to the 2010 relative score of 135.8%.

•

Operational Component. Each year, the Compensation Committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals typically link to company performance in several key areas, including financial performance, product design/development roadmaps, manufacturing/cost/productivity improvements, customer satisfaction, and corporate responsibility and environmental sustainability. For 2011, the committee approved over 100 operational goals, allocated and grouped into certain major categories described in the following table, with weightings that total 100 points. The goals and success measures are defined within the first 90 days of the performance period. The scoring for each goal ranges from 0% to 125% based on the level of achievement reflected in Intel’s confidential internal annual business plan. The results are summed and divided by 100, so that the final operational score is between 0% and 125%. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. Over the past five years, operational goals have scored between 92.3% and 107.1%, with an average result of 100.7%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the committee. The company scored 92.3% on its operational goals in 2011, a decrease compared to 103.1% in 2010.

2011 Operational Goal Categories

PC and Data Center 31 points	Manufacturing/Technology 24 points	Adjacent Markets 28 points
• Platform execution • Next-generation product development • Revenue and profitability goals	• Factory performance and costs • Process technology milestones	• Smartphones, consumer electronics, NAND, and embedded execution milestones
Compute Continuum 7 points		People, Customers, Stockholders, Planet – 10 points
• Wireless connectivity and security		• Organizational health • Corporate reputation • Environmental impact leadership and energy savings

Semiannual Cash. Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every two percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2011.

Stock Option Exercises and Stock Vested in Fiscal Year 2011

The following table provides information on stock option exercises and vesting of RSUs during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Paul S. Otellini	200,000	132,100	61,474	1,319,600	1,451,700
Stacy J. Smith	10,800	6,100	28,637	612,300	618,400
Andy D. Bryant	108,000	36,700	58,637	1,260,800	1,297,500
David Perlmutter	156,480	301,300	38,637	817,500	1,118,800
A. Douglas Melamed	—	—	35,727	775,000	775,000

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information with respect to outstanding equity awards held by the listed officers as of December 31, 2011. Unless otherwise specified, equity awards vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($24.25 on December 30, 2011) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Paul S. Otellini	4/9/02	664,000	—		29.33	4/9/12	—	4/17/08	150,000	(5)	3,637,500
	1/22/03	450,000	150,000	(2)	16.42	1/22/13	4,698,000	4/17/08	17,500		424,400
	4/22/03	300,000	—		18.63	4/22/13	1,686,000	4/16/09				300,000	7,275,000
	4/15/04	300,000	—		27.00	4/15/14	—	1/22/10				231,680	5,618,200
	2/2/05	300,000	100,000	(3)	22.63	2/2/15	648,000	1/24/11	98,176	(6)	2,380,800	180,250	4,371,100
	4/21/05	500,000	—		23.16	4/21/12	545,000
	4/21/06	520,000	—		19.51	4/21/13	2,464,800
	1/18/07	700,000	—		20.70	1/18/14	2,485,000
	4/19/07	520,000	—		21.52	4/19/14	1,419,600
	4/17/08	375,000	125,000		22.11	4/17/15	1,070,000
	4/16/09	125,000	125,000		15.67	4/16/16	2,145,000
	1/22/10	62,500	187,500		20.30	1/22/17	987,500
	1/24/11	—	467,010		21.09	1/24/18	1,475,800
Total		4,816,500	1,154,510				19,624,700		265,676		6,442,700	711,930	17,264,300
Stacy J. Smith	4/9/02	5,000	—		29.33	4/9/12	—	1/18/07	6,500	(7)	157,600
	4/15/04	16,500	—		27.00	4/15/14	—	1/17/08	6,500	(7)	157,600
	4/21/05	40,800	—		23.16	4/21/12	44,500	4/17/08	8,375		203,100
	4/21/06	22,500	—		19.51	4/21/13	106,700	1/23/09	6,500	(7)	157,600
	1/18/07	—	45,000	(4)	20.70	1/18/17	159,800	4/16/09				104,350	2,530,500
	4/19/07	160,000	—		21.52	4/19/14	436,800	1/22/10	6,500	(7)	157,600	80,590	1,954,300
	1/17/08	—	45,000	(4)	19.63	1/17/18	207,900	1/24/11	43,538	(6)	1,055,800	79,940	1,938,500
	4/17/08	176,250	58,750		22.11	4/17/15	502,900
	1/23/09	—	45,000	(4)	12.99	1/23/19	506,700
	4/16/09	30,735	61,470		15.67	4/16/16	791,100
	1/22/10	33,327	99,983		20.30	1/22/17	526,600
	1/22/10	—	45,000	(4)	20.30	1/22/20	177,800
	1/24/11	—	207,110		21.09	1/24/18	654,500
Total		485,112	607,313				4,115,300		77,913		1,889,300	264,880	6,423,300
Andy D. Bryant	3/26/02	400,000	—		30.50	3/26/12	—	4/17/08	10,750		260,700
	4/9/02	404,000	—		29.33	4/9/12	—	4/16/09				134,650	3,265,300
	11/25/02	200,000	—		20.23	11/25/12	804,000	1/22/10				103,990	2,521,800
	4/15/04	200,000	—		27.00	4/15/14	—	4/15/10	33,334	(8)	808,300
	4/21/05	200,000	—		23.16	4/21/12	218,000	1/24/11	43,538	(6)	1,055,800	79,940	1,938,500
	4/21/06	180,000	—		19.51	4/21/13	853,200
	4/19/07	235,000	—		21.52	4/19/14	641,600
	4/17/08	225,000	75,000		22.11	4/17/15	642,000
	4/16/09	79,315	79,315		15.67	4/16/16	1,361,000
	1/22/10	43,005	129,015		20.30	1/22/17	679,500
	1/24/11	—	207,110		21.09	1/24/18	654,500
Total		2,166,320	490,440				5,853,800		87,622		2,124,800	318,580	7,725,600
David Perlmutter	4/9/02	16,800	—		29.33	4/9/12	—	1/18/07	5,000	(7)	121,300
	4/22/03	54,000	—		18.63	4/22/13	303,500	1/17/08	5,000	(7)	121,300
	1/21/04	100,000	100,000	(2)	32.06	1/21/14	—	4/17/08	10,750		260,700
	4/15/04	75,000	—		27.00	4/15/14	—	1/23/09	5,000	(7)	121,300
	4/21/06	35,000	—		19.51	4/21/13	165,900	4/16/09				134,650	3,265,300
	4/21/06	52,500	—		19.51	4/21/16	248,900	1/22/10	11,750	(7)	284,900	103,990	2,521,800
	1/18/07	—	52,500	(4)	20.70	1/18/17	186,400	1/24/11	43,538	(6)	1,055,800	79,940	1,938,500
	4/19/07	235,000	—		21.52	4/19/14	641,600
	1/17/08	—	52,500	(4)	19.63	1/17/18	242,600
	4/17/08	225,000	75,000		22.11	4/17/15	642,000
	1/23/09	—	52,500	(4)	12.99	1/23/19	591,200
	4/16/09	79,315	79,315		15.67	4/16/16	1,361,000
	1/22/10	43,005	129,015		20.30	1/22/17	679,500
	1/22/10	—	82,500	(4)	20.30	1/22/20	325,900
	1/24/11	—	207,110		21.09	1/24/18	654,500
Total		915,620	830,440				6,043,000		81,038		1,965,300	318,580	7,725,600
A. Douglas Melamed	1/22/10	28,670	86,010		20.30	1/22/17	453,000	1/22/10	49,260	(9)	1,194,600	34,660	840,500
	1/24/11	—	158,380		21.09	1/24/18	500,500	1/24/11	33,293	(6)	807,400	61,130	1,482,400
Total		28,670	244,390				953,500		82,553		2,002,000	95,790	2,322,900

[1]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period (37 months following the grant date) will range between 33% and 200% of that target amount (with respect to OSUs granted before 2011), and between 50% and 200% of that target amount for OSUs granted in 2011, depending upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period, and will include the shares from dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

[2]	Stock options become exercisable in 25% annual increments on each anniversary of the grant date beginning in the sixth year after the grant date.

[3]	Stock options become exercisable in 25% annual increments on each anniversary of the grant date beginning in the fourth year after the grant date.

[4]	Stock options become exercisable on the fifth anniversary of the grant date.

[5]	RSUs vest in 25% annual increments on each anniversary of the grant date beginning in the fourth year after the grant date.

[6]	RSUs vest quarterly over three years.

[7]	RSUs vest in full on the fifth anniversary of the grant date.

[8]	RSUs vest monthly over three years.

[9]	RSUs vest annually over three years.

Pension Benefits for Fiscal Year 2011

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Paul S. Otellini	Pension Plan	n/a	1,732,000
Stacy J. Smith	Pension Plan	n/a	609,000
Andy D. Bryant	Pension Plan	n/a	1,814,000
David Perlmutter	Pension Savings	n/a	1,020,100(2)
	Severance Plan	31	1,702,400(2)
	Adaptation Plan	31	614,200(3)
A. Douglas Melamed	Pension Plan	2	68,000(4)

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter and Mr. Melamed). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount that he receives under the tax-qualified pension plan arrangement.

[2]	Balance converted from Israeli shekels at an exchange rate of 3.78 shekels per dollar as of December 31, 2011.

[3]	The amount is 11 months of Mr. Perlmutter’s base salary.

[4]	Mr. Melamed was not eligible to participate in the pension plan until January 1, 2011. The full value of Mr. Melamed’s pension benefit is from the offset arrangement.

The U.S. pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 31, 2011, only Mr. Melamed’s amount included in the table above was associated with this component.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change had the effect of reducing the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed amount, designed to provide an annuity at age 65. The annual amount of this annuity is $165,000 for each of Mr. Bryant and Mr. Otellini, and $98,500 for Mr. Smith. Mr. Melamed does not participate in this component of the plan.

Each participant’s benefit was set based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 22 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. A participant can elect to receive his or her benefit at any time following termination of employment. However, distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible, and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service, depending on the employee’s hiring date. Every month, Intel Israel and Mr. Perlmutter each contribute a percentage of

Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter may elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributes 5% of Mr. Perlmutter’s base salary to pension savings and another 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter holds investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men and age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel does not retain any ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service; the severance plan contribution covers part of this obligation. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees upon voluntary or involuntary separation if such employees were hired prior to 2003.

In addition, employees of Intel Israel may receive a discretionary special retirement amount in a lump sum following an employee’s termination or retirement. This discretionary special retirement amount is called the Adaptation Plan and is available to all employees of Intel Israel. The grant is based on the number of years that an employee has worked at Intel Israel, and an employee must be employed at Intel Israel at least five years to be eligible for the special amount. The maximum amount that an employee could receive is 11 months of his or her base salary. Based on Mr. Perlmutter’s years of service, he would be eligible for the maximum amount: 11 months of his base salary.

Non-Qualified Deferred Compensation for Fiscal Year 2011

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2011.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Balance at Last Fiscal Year-End[4] ($)
Paul S. Otellini	—	460,800	38,546	6,986,400
Stacy J. Smith	742,000	118,800	(3,304)	4,184,400
Andy D. Bryant	1,166,300	169,500	(281,544)	9,850,700
David Perlmutter	—	—	—	—
A. Douglas Melamed	—	138,100	—	—

[1]	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2011.

[2]

These amounts, which accrued during fiscal year 2011 and were credited to the participants’ accounts in 2012, are included in the Summary Compensation table in the “All Other Compensation” column for 2011.

[3]	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

[4]

These amounts are as of December 31, 2011 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2011 but were credited to the participants’ accounts in 2012. The following amounts are included in the fiscal year-end balance previously were reported as compensation to the listed officers in the Summary Compensation table for 2006 through 2010 (except for Mr. Smith, who was not a listed officer in 2006, and Mr. Melamed, who was not a listed officer until 2010): Mr. Otellini, $1,448,200; Mr. Smith, $1,590,300; Mr. Bryant, $2,841,000; Mr. Melamed, $0.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. The balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan. The amounts in the table are as of December 31, 2011 and do not take into account any amounts that were accrued during fiscal year 2011 but were credited to the participants’ accounts in 2012.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Paul S. Otellini	3,369,700	3,616,700
Stacy J. Smith	3,792,400	392,000
Andy D. Bryant	7,685,000	2,165,700
David Perlmutter	—	—
A. Douglas Melamed	—	—

Intel’s non-qualified deferred compensation plan allows highly compensated employees, including executive officers, to defer up to 50% of their salary and 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and semiannual incentive cash payments) earned in excess of the tax code covered compensation limit of $245,000 in 2011. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service, except Mr. Melamed, who was hired in 2009 but will be fully vested in any contribution as he is over the age of 60, and Mr. Perlmutter, who is not covered by the U.S. plan.

Intel does not provide a guaranteed rate of return on these funds. Thus, the amount of earnings that a participant receives depends on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. Participants can elect for their deferrals to be treated as if invested in one or more mutual funds, index, and similar investment alternatives offered under the plan. Intel’s retirement contributions are deemed to be invested in the same company-directed diversified portfolio as the retirement contribution plan. The deferred compensation plan requires participants to make irrevocable elections at the time of deferral to receive their annual distributions after termination of employment, or at a future date not less than 36 months from the deferral election date. Participants may make a hardship withdrawal under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of Intel’s executive officers are employed at will without employment agreements (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs or other severance payment arrangements, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” We do not maintain arrangements for listed officers that are triggered by a change in control.

The columns in the tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether his or her employment terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 31, 2011 and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($24.25 on December 30, 2011). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)		Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2011 Total ($)
Paul S. Otellini	3,556,400	20,978,900	14,731,800	7,447,100	1,634,500		1,531,000	731,400	55,500	50,666,600
Stacy J. Smith	—	—	1,360,500	4,184,400	521,300		480,900	386,300	—	6,933,400
Andy D. Bryant	815,000	9,850,400	3,848,700	10,020,200	1,676,600		1,238,200	932,200	45,000	28,426,300
David Perlmutter[2]	324,100	8,455,500	2,691,800	—	3,336,700	(3)	—	—	—	14,808,100
A. Douglas Melamed	—	2,322,900	113,200	138,100	—		14,700	—	3,000	2,591,900

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]	The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.78 shekels per dollar.

[3]	The amount in the “Pension Plan” column includes the discretionary Adaptation Plan in the amount of $614,200, which is 11 months of Mr. Perlmutter’s base salary.

Death or Disability

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)		Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2011 Total ($)
Paul S. Otellini	4,892,900	23,707,000	14,731,800	7,447,100	1,634,500		1,531,000	731,400	55,500	54,731,200
Stacy J. Smith	2,754,700	8,312,600	1,360,500	4,303,200	521,300		495,600	386,300	—	18,134,200
Andy D. Bryant	2,005,100	9,850,400	3,848,700	10,020,200	1,676,600		1,238,200	932,200	45,000	29,616,400
David Perlmutter[2]	3,351,200	9,690,900	2,691,800	—	3,336,700	(3)	—	—	—	19,070,600
A. Douglas Melamed	840,200	4,324,900	113,200	138,100	—		14,700	—	3,000	5,434,100

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]	The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.78 shekels per dollar.

[3]	The amount in the “Pension Plan” column includes the discretionary Adaptation Plan in the amount of $614,200, which is 11 months of Mr. Perlmutter’s base salary.

Equity Incentive Plans. Unvested OSUs are cancelled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the rule of Age 60 or the Rule of 75. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, for every five years of service, the holder receives one additional year of vesting. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. Each of the listed officers is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 31, 2011, for any reason, the account balances set forth in the

Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the amount payable under the non-qualified deferred compensation plan has been reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement as of December 31, 2011. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service to Intel or have reached the age of 60, except Mr. Perlmutter, who does not participate in the U.S. retirement plans. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

PROPOSAL 4: STOCKHOLDER PROPOSAL ON WHETHER TO HOLD AN ADVISORY VOTE ON POLITICAL CONTRIBUTIONS

The following stockholder proposal will be voted on at the 2012 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Stockholder NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, is the owner of 663 shares of Intel common stock and proposes the following resolution:

Say on Political Contributions

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” striking down elements of the previously well-established McCain-Feingold law, and resulting in greater public and shareholder concern about corporate political spending;

Whereas, proponents believe Intel Corporation should establish policies that minimize risk to the firm’s reputation and brand through possible future missteps in corporate political contributions;

Whereas, in July 2010 Target Corporation donated $150,000 to the political group Minnesota Forward, which was followed by a major national controversy with demonstrations, petitions, threatened boycotts and considerable negative publicity;

Whereas, Intel’s website states that “Intel believes that climate change is a serious economic, social and environmental challenge that warrants a serious societal response and this belief is reflected in our own stewardship actions. For more than a decade, Intel has been a leader in addressing climate change….” Yet since 2009, Intel Corporation Political Action Committee (INTCPAC) designated more than a quarter of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 (H.R. 2454) and voting to deregulate greenhouse gases (H.R. 910).

Whereas, Intel has a firm nondiscrimination policy which states that “Intel does not unlawfully discriminate on the basis of…sexual orientation [or] gender identity…” Furthermore, Intel has an anti-harassment policy describing Intel’s commitment “to providing a workplace free of harassment based on…gender identity [or] sexual orientation…” Yet since 2009, INTCPAC designated more than 31% of its contributions to politicians voting against hate crimes legislation, against the repeal of Don’t Ask Don’t Tell, and/or sponsoring the Federal Marriage Amendment Act, which would eliminate same sex marriage across the nation.

Resolved: Shareholders recommend that the Board of Directors adopt a policy under which the proxy statement for each annual meeting will contain a proposal on political contributions describing:

•	any political contributions known to be anticipated during the forthcoming fiscal year,

•	the total amount of such anticipated expenditures,

•

management’s analysis of the congruency with company values and policies of the company’s and INTCPAC’s policies on electioneering and political contributions and communications, and of the resultant expenditures for the prior year and the forthcoming year;

•	and providing an advisory shareholder vote on those policies and future plans.

Supporting Statement: Proponents recommend that the annual proposal contain management’s analysis of risks to our company’s brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

Board of Directors’ Response

Intel believes that the proposal is unnecessary and impractical for the following reasons:

•

Intel already provides significant disclosure regarding our policies, processes, and oversight of political contributions that is in line with current best practices advocated by a number of leading organizations on this topic.

•	Intel does not use corporate funds to make political contributions of the type that were the subject of the Supreme Court decision in the Citizens United case.

•

We publish data on our direct and indirect political contributions on our web site and in our Corporate Responsibility Report. As those reports show, the overall amount of contributions by the company and the Intel Political Action Committee (IPAC) for political and office-holder support, including Intel’s

“indirect spending” by trade associations to which Intel paid dues, is relatively modest.

•

We continuously evaluate our support of office-holders, industry groups, and other associations to focus on key supporters of key initiatives of value to the interests of Intel and Intel’s stockholders, recognizing that it is impractical to identify every issue or candidate in advance, and unrealistic to expect that Intel or its stockholders will agree with every issue that a politician may have supported.

Supporting Discussion

We have policies and processes in place to govern, review, and publicly disclose political contributions, and we regularly review and as appropriate update these policies and processes. We publish substantial information regarding our processes, policy positions, and annual corporate and Intel IPAC contributions. Our policies, practices, and disclosures reflect that we have proactively engaged with the Center for Political Accountability and other organizations to understand best practice expectations from a range of investors working on this issue and have been committed to continuous improvement in this area over time.

Our Political Accountability Guidelines, which we initially drafted in 2006, are publicly available in the Corporate Governance and Ethics section of our Investor Relations web site at www.intel.com/go/governance. The Guidelines state that we will not contribute corporate funds to federal election candidates or political parties, and in response to the Citizens United court decision, in 2011 we updated our Guidelines to state that we will not make independent political expenditures or fund electioneering communications, as those terms are defined by applicable law.

The Guidelines set forth our policy and process for formally approving and reviewing corporate political contributions. As part of this process, the Board of Directors’ Corporate Governance and Nominating Committee annually reviews an analysis of Intel’s corporate contributions during the preceding year to confirm that contributions are consistent with our corporate policies. A committee made up of Intel employees reviews all requests for contributions on behalf of IPAC against our public policy priorities. IPAC’s approach targets balanced support of Democratic and Republican Party candidates each year. Moreover, no corporate funds are contributed to IPAC other than for administrative expenses, and all employee participation in IPAC is voluntary.

In addition, Intel publishes an annual Corporate Responsibility Report, available through a link on our Investor Relations web site and on our Corporate Responsibility web site at www.intel.com/go/responsibility, which summarizes our positions on public policy issues that are important to our business. The report links to detailed reports covering Intel’s and IPAC’s political contributions by recipient for the previous year.

In order to address the issue of indirect political spending, the Corporate Responsibility Report and supporting documents address our approach to the issue of trade association alignment, include disclosure on Intel’s payments to industry and trade organizations, and provide a breakdown of the amount of dues payments to our top associations that are applied toward political activities. We also file quarterly reports with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives, available on the Senate and House Lobbying Disclosure Act web sites, detailing our lobbying activities.

Our existing disclosures demonstrate that the amount of contributions by the company and IPAC for political and office-holder support is relatively modest. Given the modest amounts that we contribute for political purposes and the wide range of public policy issues addressed in a given year by candidates and trade associations, we believe that it is best to focus our expenditures on candidates and organizations that can best support our public policy priorities, including those that enable us to continue on our path of innovation, such as export/import controls, customs policy, intellectual property, and patent reform. We do so recognizing that we may not be aligned 100% with every position supported by those candidates or organizations on all policy matters. Likewise, given how issues and positions can develop and shift rapidly during a year, we believe that it is important that we maintain the flexibility to analyze and respond to issues throughout the year so that we can make decisions that are in the best interests of the company and our stockholders. We do not believe that it is practical or realistic to attempt to identify in advance all contributions for the coming year or to ask stockholders to attempt to evaluate all of those contributions through a stockholder vote.

While we agree with the proponent on the importance of political accountability, we believe that implementing an annual stockholder advisory vote on our political activity policies and future plans is not the best way to address this issue and would not provide our stockholders with any more meaningful information than is already provided. We believe that the steps Intel has already taken—establishing comprehensive policies with Board oversight and robust review processes, and providing detailed disclosure—are the most practical and effective approach to addressing this issue.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt an annual stockholder advisory vote on political contributions.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the 2012 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 19, 2012 or hold a valid proxy for the annual meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Computershare Investor Services, LLC, the inspector of elections will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” stockholders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting location in person.

Voting at the Meeting. We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting, by granting a proxy via the Internet, telephone, or mail. Stockholders can vote via the Internet or in person during the meeting. Stockholders attending the annual meeting via the Internet should follow the instructions at www.intc.com in order to vote or submit questions at the meeting. Stockholders of record who attend the annual meeting in person may vote at the annual meeting by obtaining a ballot from the inspector of elections. Beneficial stockholders who wish to attend and vote at the annual meeting in person must obtain a proxy from the broker, bank, or other nominee that holds their shares prior to the date of the annual meeting and present it to the inspector of elections with their ballot. Voting via the Internet or in person during the meeting will replace any previous votes. For those voting at the annual meeting, polls will close at 9:15 a.m. Pacific Time on May 17, 2012.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person or electronically at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting during the meeting via the Internet.

Voting Standards. On March 19, 2012, the record date for the annual meeting, 5,007,807,689 shares of common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Effect of Abstentions and Broker Non-Votes. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares on any of the items being put to a vote, other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2012. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions. If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board of Directors described in this proxy statement.

Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of less than $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, banks, and other nominees that hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $3 million.

Inspector of Elections. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2012 Annual Stockholders’ Meeting.

Stockholder List. Intel’s list of stockholders as of March 19, 2012 will be available for inspection for 10 days prior to the 2012 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

Voting Results. We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2011 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that due to an administrative oversight, a Form 4 was not timely filed for Mr. Smith to report that 10,800 stock options were exercised and 10,800 shares of common stock were sold on October 28, 2011.

2013 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below under “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Standard Time) on December 5, 2012.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the “Corporate Governance” section of this proxy statement.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2013 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between December 5, 2012 and the close of business on February 18, 2013. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2013 annual meeting is held more than 30 days from the anniversary of the 2012 Annual Stockholders’ Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2013 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intc.com/corp_docs.cfm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 31, 2011 are included in our 2011 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

Communicating with Us. Visit our main Internet site at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

If you would like to communicate with our Board, see the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

You can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction.

For questions regarding	Contact

Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Investor Services, LLC www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Voting	D. F. King & Co., Inc. (800) 829-6554 (within the U.S. and Canada) or (212) 269-5550 (worldwide)

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the telephone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter

Corporate Secretary

Santa Clara, California

April 4, 2012

Intel,	Intel logo, Intel Core, and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries.
*Other	names and brands may be claimed as the property of others

INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43456-P20237-Z57135 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INTEL CORPORATION
A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Charlene Barshefsky 1b. Andy D. Bryant	☐ ☐	☐ ☐	☐ ☐			For	Against	Abstain
	1c. Susan L. Decker	☐	☐	☐	2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year	☐	☐	☐
	1d. John J. Donahoe	☐	☐	☐
	1e. Reed E. Hundt	☐	☐	☐	3.	Advisory vote to approve executive compensation	☐	☐	☐
	1f. Paul S. Otellini	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4:
	1g. James D. Plummer	☐	☐	☐	4.	Stockholder proposal: Whether to hold an advisory vote on political contributions	☐	☐	☐
	1h. David S. Pottruck	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1i. Frank D. Yeary	☐	☐	☐
	1j. David B. Yoffie	☐	☐	☐

B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M43457-P20237-Z57135

Proxy – Intel Corporation

Notice of 2012 Annual Meeting of Stockholders

May 17, 2012, 8:30 a.m. Pacific Time

Intel Corporation

Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

Via the Internet at www.intc.com

Proxy Solicited by Board of Directors for Annual Meeting - May 17, 2012

Jane E. Shaw, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 17, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR Proposal 3 (Advisory Vote to Approve Executive Compensation) and AGAINST Proposal 4 (Stockholder Proposal).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Proposals to be voted appear on reverse side.)